UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Ingersoll-Rand plc Registered in Ireland No. 469272	U.S. Mailing Address: 800-E Beaty Street Davidson, NC 28036 (732) 652-7000

NOTICE OF 2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS
The Annual General Meeting of Shareholders of Ingersoll-Rand plc (the “Company”) will be held on Thursday, June 5, 2014, at 2:30 p.m., local time, at Adare Manor Hotel, Adare, County Limerick, Ireland, to consider and vote upon the following proposals:

1.	By separate resolutions, to re-elect as directors for a period of 1 year expiring at the end of the Annual General Meeting of Shareholders of Ingersoll-Rand plc in 2015, the following 11 individuals:

(a)	Ann C. Berzin	(g)	Michael W. Lamach
(b)	John Bruton	(h)	Theodore E. Martin
(c)	Jared L. Cohon	(i)	John P. Surma
(d)	Gary D. Forsee	(j)	Richard J. Swift
(e)	Edward E. Hagenlocker	(k)	Tony L. White
(f)	Constance J. Horner

2.	To give advisory approval of the compensation of the Company’s named executive officers.
3.	To approve the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company and authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.
4.	To renew the Directors’ existing authority to issue shares.
5.	To renew the Directors’ existing authority to issue shares for cash without first offering shares to existing shareholders. (Special Resolution)
6.	To determine the price range at which the Company can reissue shares that it holds as treasury shares. (Special Resolution)
7.	To conduct such other business properly brought before the meeting.
Only shareholders of record as of the close of business on April 8, 2014, are entitled to receive notice of and to vote at the Annual General Meeting. Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as further explained in the accompanying proxy statement or filling in, signing, dating, and promptly mailing a proxy card.
Directions to the meeting can be found in Appendix A of the attached Proxy Statement.

Registered Office:	By Order of the Board of Directors,
170/175 Lakeview Dr. Airside Business Park Swords, Co. Dublin Ireland	EVAN M. TURTZ
Secretary
IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND AND VOTE, THEN YOU ARE ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. A PROXY IS NOT REQUIRED TO BE A SHAREHOLDER IN THE COMPANY. IF YOU WISH TO APPOINT AS PROXY ANY PERSON OTHER THAN THE INDIVIDUALS SPECIFIED ON THE PROXY CARD, PLEASE CONTACT THE COMPANY SECRETARY AT OUR REGISTERED OFFICE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 5, 2014
The Annual Report and Proxy Statement are available at www.proxyvote.com.
The Notice of Internet Availability of Proxy Materials, or this Notice of 2014 Annual General Meeting of Shareholders, the Proxy Statement and the Annual Report are first being mailed to shareholders on or about April [ ], 2014.

Page
SUMMARY INFORMATION	1
PROPOSALS REQUIRING YOUR VOTE	4
Item 1. Election of Directors	4
Item 2. Advisory Approval of the Compensation of Our Named Executive Officers	8
Item 3. Approval of Appointment of Independent Auditors	9
Audit Committee Report	9
Fees of the Independent Auditors	10
Item 4. To renew the Directors’ existing authority to issue shares.	11
Item 5. To renew the Directors’ existing authority to issue shares for cash without first offering shares to existing shareholders. (Special Resolution)	12
Item 6. To determine the price range at which the Company can reissue shares that it holds as treasury shares. (Special Resolution)	13
CORPORATE GOVERNANCE	14
Corporate Governance Guidelines	14
Director Independence	16
Communication with Directors	17
Code of Conduct	17
Anti-Hedging Policy and Other Restrictions	17
Committees of the Board	18
Compensation of Directors	21
COMPENSATION DISCUSSION AND ANALYSIS	24
COMPENSATION COMMITTEE REPORT	39
SUMMARY OF REALIZED COMPENSATION	40
EXECUTIVE COMPENSATION	41
INFORMATION CONCERNING VOTING AND SOLICITATION	63
Why Did I Receive This Proxy Statement?	63
Why Are There Two Sets Of Financial Statements Covering The Same Fiscal Period?	63
How Do I Attend The Annual General Meeting?	63
Who May Vote?	63
How Do I Vote?	63
How May Employees Vote Under Our Employee Plans?	64
May I Revoke My Proxy?	64
How Will My Proxy Get Voted?	64
What Constitutes a Quorum?	64
What Vote is Required To Approve Each Proposal?	65
Who Pays The Expenses Of This Proxy Statement?	65
How Will Voting On Any Other Matter Be Conducted?	65
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	66
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	68
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	68
SHAREHOLDER PROPOSALS AND NOMINATIONS	68
HOUSEHOLDING	69
Appendix A - Directions to the Annual Meeting	A-1

SUMMARY INFORMATION
This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these topics, please review Ingersoll-Rand plc’s Annual Report on Form 10-K and the entire Proxy Statement.
Annual General Meeting of Shareholders

Date and Time:	June 5, 2014 at 2:30 p.m., local time

Place:	Adare Manor Hotel
Adare, County Limerick
Ireland

Record Date:	April 8, 2014

Voting:	Shareholders as of the record date are entitled to vote. Each ordinary share is entitled to one vote for each director nominee and each of the other proposals.

Attendance:	All shareholders may attend the meeting.
Meeting Agenda and Voting Recommendations
The Board of Directors recommends that you vote “For” each of the following items that will be submitted for shareholder approval at the Annual General Meeting.

Agenda Item	Vote Required	Page
Election of 11 directors named in the proxy statement.	Majority of votes cast	4
Advisory approval of the compensation of the Company’s named executive officers.	Majority of votes cast	8
Approval of appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors and authorize the Audit Committee to set auditors’ remuneration.	Majority of votes cast	9
Renew the Directors’ authority to issues shares.	Majority of votes cast	11
Renew the Directors’ authority to issue shares for cash without first offering shares to existing shareholders (Special Resolution)	75% of votes cast	12
Determine the price at which the Company can reissue shares held as treasury shares (Special Resolution)	75% of votes cast	13
Corporate Governance Highlights

• Substantial majority of independent directors (11 of 12)
• Annual election of directors
• Majority vote for directors
• Independent Lead Director
• Board oversight of risk management
• Succession planning at all levels, including for Board and CEO

• Annual Board and committee self-assessments
• Executive sessions of non-management directors
• Continuing director education
• Executive and director stock ownership guidelines
• Board oversight of sustainability program

Director Nominees
Set forth below is summary information about each director nominee.

Nominee	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Ann C. Berzin	62	2001	Former Chairman and CEO of Financial Guaranty Insurance Company	✓	• Audit • Finance (Chair)
John Bruton	66	2010	Former Prime Minister of the Republic of Ireland and Former European Union Commission Head of Delegation to the United States	✓	• Compensation • Corporate Governance and Nominating
Jared L. Cohon	66	2008	President Emeritus of Carnegie Mellon University	✓	• Compensation • Corporate Governance and Nominating
Gary D. Forsee	64	2007	Former President of University of Missouri System and Former Chairman of the Board and Chief Executive Officer of Sprint Nextel Corporation	✓	• Compensation • Corporate Governance and Nominating (Chair)
Edward E. Hagenlocker	74	2008	Former Vice Chairman of Ford Motor Company	✓	• Audit • Finance
Constance J. Horner	72	1994	Former Commissioner of U.S. Commission on Civil Rights	✓	• Compensation • Corporate Governance and Nominating
Michael W. Lamach	50	2010	Chairman, President and CEO of Ingersoll-Rand plc		• None
Theodore E. Martin	74	1996	Former President and CEO of Barnes Group Inc.	✓	• Audit • Finance
John P. Surma	59	2013	Former Chairman and CEO of United States Steel Corporation	✓	• Audit • Finance
Richard J. Swift	69	1995	Former Chairman of Financial Accounting Standards Advisory Council and Former Chairman, President and CEO of Foster Wheeler Ltd.	✓	• Lead Independent Director • Audit (Chair) • Finance
Tony L. White	67	1997	Former Chairman and CEO of Applied Biosystems Inc.	✓	• Compensation (Chair) • Corporate Governance and Nominating

Advisory Approval of Our Executive Compensation
We are asking for your advisory approval of the compensation of our named executive officers. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. Before considering this proposal, please read our Compensation Discussion and Analysis, which explains our executive compensation programs and the Compensation Committee’s compensation decisions.
Executive Compensation
Pay for Performance
Our executive compensation programs are based on the principles of (i) program competitiveness, (ii) pay for performance, (iii) mix of short and long-term incentives, (iv) internal parity, (v) shareholder alignment and (vi) business strategy alignment. Consistent with these principles, the Compensation Committee has adopted executive compensation programs with a strong link between pay and achievement of short and long-term Company goals.
2013 Results
In a year where we successfully implemented extensive organizational change with the successful spin-off of our commercial and residential security businesses (the “Spin-off”) into an independent, publicly traded company, Allegion plc (“Allegion”) and the reorganization of our Company, we also achieved strong financial performance. Specifically, the following results, (inclusive of the Allegion business for the full year), were realized in 2013:

•	Adjusted annual Revenue of $14.509 billion, an increase of 3% over 2012;

•	Adjusted OI of $1.639 billion, an increase of 8% over 2012;

•	Adjusted OI margin of 11.3%, an increase of 0.5 percentage points from 10.8% in 2012;

•	Adjusted Cash Flow of $1.153 billion an increase of 14% over 2012;

•	Adjusted EPS of $3.63 excluding one-time spin related expense, an increase of 10% over 2012; and

•	3-year EPS growth (2011 - 2013) of 68.1%, which ranks at approximately the 75th percentile of the companies in the S&P 500 Industrials Index.
Please see “Compensation Discussion and Analysis” for additional information and definitions of financial metrics.
Approval of Appointment of Independent Auditors
We are asking you to approve the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for 2014 and to authorize the Audit Committee to set PwC’s remuneration.
Renew the Directors’ authority to issues shares.
We are asking you to renew our Directors’ authority to issue shares under Irish law. This authority is fundamental to our business and granting the Board this authority is a routine matter for public companies incorporated in Ireland.
Renew the Directors’ authority to issue shares for cash without first offering shares to existing shareholders.
We are asking you to renew the Directors’ authority to issue shares for cash without first offering shares to existing shareholders. This authority is fundamental to our business and granting the Board this authority is a routine matter for public companies incorporated in Ireland. As required under Irish law, this proposal requires the affirmative vote of at least 75% of the votes cast.
Determine the price at which the Company can reissue shares held as treasury shares.
We are asking you to determine the price at which the Company can reissue shares held as treasury shares. From time to time the Company may acquire ordinary shares and hold them as treasury shares. The Company may reissue such treasury shares, and under Irish law, our shareholders must authorize the price range at which we may reissue any shares held in treasury.
2015 Annual Meeting

Deadline for shareholder proposals for inclusion in the proxy statement:	December 26, 2014
Deadline for business proposals and nominations for director:	March 6, 2015

Ingersoll-Rand plc	U.S. Mailing Address: 800-E Beaty Street Davidson, NC 28036 (732) 652-7000

PROXY STATEMENT

In this Proxy Statement, “Ingersoll Rand,” the “Company,” “we,” “us” and “our” refer to Ingersoll-Rand plc, an Irish public limited company. This Proxy Statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials, are first being mailed to shareholders of record on April 8, 2014 (the “Record Date”) on or about April [ ], 2014.
PROPOSALS REQUIRING YOUR VOTE
Item 1. Election of Directors
The Company uses a majority of votes cast standard for the election of directors. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Each director of the Company is being nominated for election for a one-year term beginning at the end of the 2014 Annual General Meeting of Shareholders to be held on June 5, 2014 (the “Annual General Meeting”) and expiring at the end of the 2015 Annual General Meeting of Shareholders. Mr. Nelson Peltz has determined not to stand for re-election due to other board commitments.
Under our articles of association, if a director is not re-elected in a director election, the director shall retire at the close or adjournment of the Annual General Meeting. Each director standing for election was elected as a director at our 2013 Annual General Meeting.
The Board of Directors recommends a vote FOR the directors nominated for election listed under proposals 1(a) through (k) below.
(a)    Ann C. Berzin – age 62, director since 2001

•
Chairman and Chief Executive Officer of Financial Guaranty Insurance Company (insurer of municipal bonds and structured finance obligations), a subsidiary of General Electric Capital Corporation, from 1992 to 2001.

•	Current Directorships:

▪	Exelon Corporation

▪	Baltimore Gas & Electric Company

•	Other Directorships Held in the Past Five Years:

▪	Constellation Energy Group, Inc.

▪	Kindred Healthcare, Inc.
Ms. Berzin’s extensive experience in finance at a global diversified industrial firm and her expertise in complex investment and financial products and services bring critical insight to the Company’s financial affairs, including its borrowings, capitalization, and liquidity. In addition, Ms. Berzin’s relationships across the global financial community strengthen Ingersoll Rand’s access to capital markets. Her board memberships provide deep understanding of trends in the energy and healthcare sectors, both of which present ongoing challenges and opportunities for Ingersoll Rand.
(b)    John Bruton – age 66, director since 2010

•	European Union Commission Head of Delegation to the United States from 2004 to 2009.

•	Prime Minister of the Republic of Ireland from 1994 to 1997.

•	Current Directorships:

▪	Montpelier Re Holding Ltd.

•	Other Directorships Held in the Past Five Years: None
Mr. Bruton’s long and successful career of public service on behalf of Ireland and Europe provides extraordinary insight into critical regional and global economic, social and political issues, all of which directly influence the successful execution of the Company’s strategic plan. In particular, Mr. Bruton’s leadership role in transforming Ireland into one of the world’s leading economies during his tenure, as well as in preparing the governing document for managing the Euro, lend substantial authority to Ingersoll Rand’s economic and financial oversight.

(c)    Jared L. Cohon – age 66, director since 2008

•
President Emeritus at Carnegie Mellon University, President of Carnegie Mellon University from 1997-2013 and also appointed Professor of Civil and Environmental Engineering and Professor of Engineering and Public Policy.

•	Current Directorships:

▪	Lexmark, Inc.

▪	Unisys

•	Other Directorships Held in the Past Five Years: None

•	Other Activities:

▪	Carnegie Corporation, Trustee

▪	Heinz Endowments, Trustee

▪	Center for Sustainable Shale Gas Development, Director and Chair
Dr. Cohon’s extensive career in academics, including 16 years as president of an institution known throughout the world for its leadership in the fields of computer science and engineering offers the Company tremendous insight into the latest developments in areas critical to commercial innovation and manufacturing process improvement. A member of the National Academy of Engineering, Dr. Cohon is a recognized authority on environmental and water resources systems analysis and management. As such, Dr. Cohon also brings unique perspectives on sustainable business practices, both within our own operations and on behalf of our customers and communities. In 2008 and 2009, at the request of Congress, Dr. Cohon chaired the National Research Council Committee that produced the report, “Hidden Costs of Energy: Unpriced Consequences of Energy Production and Use.” Finally, Dr. Cohon’s more than nine years of service as a member of Trane Inc.’s (formerly American Standard) board of directors provides critical insight into that part of the Company’s business.
(d)    Gary D. Forsee – age 64, director since 2007

•	President, University of Missouri System from 2008 to 2011.

•	Chairman of the Board (from 2006 to 2007) and Chief Executive Officer (from 2005 to 2007) of Sprint Nextel Corporation (a telecommunications company).

•	Current Directorships:

▪	Great Plains Energy Inc.

•	Other Directorships Held in the Past Five Years: None

•	Other Activities:

▪	Trustee, Midwest Research Institute

▪	Trustee, University of Missouri - Kansas City Foundation

▪	Trustee, University of Missouri – Kansas City Bloch Business School Foundation
In addition to his broad operational and financial expertise, Mr. Forsee’s experience as chairman and chief executive officer with the third largest U.S. firm in the global telecommunications industry offers a deep understanding of the challenges and opportunities within markets experiencing significant technology-driven change. His recent role as president of a major university system provides insight into the Company’s talent development initiatives, which remain a critical enabler of Ingersoll Rand’s long-term success. Mr. Forsee’s membership on the board of an energy services utility also benefits the Company as it seeks to achieve more energy-efficient operations and customer solutions.
(e)    Edward E. Hagenlocker – age 74, director since 2008

•	Vice-Chairman of Ford Motor Company (an automobile manufacturer) from 1996 until his retirement in 1999.

•	Chairman of Visteon Automotive Systems (a manufacturer and supplier of automobile products) from 1997 to 1999.

•	Current Directorships:

▪	AmeriSourceBergen Corporation

•	Other Directorships Held in the Past Five Years:

▪	Air Products and Chemicals, Inc.
Mr. Hagenlocker’s nearly 35 years in the automotive industry, including experience as the vice chairman of the largest independent U.S. automotive company and as chairman of a major automotive systems supplier, brings to Ingersoll Rand extensive expertise in global manufacturing, engineering, design, marketing and channel management, as well as consumer-focused business disciplines. Mr. Hagenlocker’s seven years of service as a member of Trane Inc.’s (formerly American Standard) board of directors provides critical insight into that part of the Company’s business. In addition, his board memberships include businesses engaged in the manufacture of specialty and atmospheric gases for industrial processes, which provides insight into new technologies for our operations, and pharmaceutical distribution and services, which enhances our understanding of trends and developments in the healthcare sector.
(f)    Constance J. Horner – age 72, director since 1994

•	Guest Scholar at the Brookings Institution (a non-partisan research institute) from 1993 to 2005.

•	Commissioner of U.S. Commission on Civil Rights from 1993 to 1998.

•	Assistant to the President and Director of Presidential Personnel from 1991 to 1993.

•	Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991.

•	Current Directorships:

▪	Pfizer Inc.

▪	Prudential Financial, Inc.

•	Other Directorships Held in the Past Five Years: None

•	Other Activities:

▪	Trustee, The Prudential Foundation

▪	Fellow, National Academy of Public Administration
Ms. Horner’s substantial leadership experience and public-policy expertise resulting from her service in two presidential administrations and several U.S. government departments provide Ingersoll Rand with important perspective on matters that directly affect the Company’s operations and financial affairs. In particular, Ms. Horner has deep insight into employee relations, talent development, diversity, operational management and healthcare through her leadership positions at various federal departments and commissions. Ms. Horner’s board memberships afford ongoing engagement in the areas of healthcare, risk management and financial services, all of which have a direct influence on Ingersoll Rand’s success.
(g)    Michael W. Lamach – age 50, Chairman since June 2010 and director since February 2010

•	President and Chief Executive Officer (since February 2010) of the Company.

•	President and Chief Operating Officer of the Company from February 2009 to February 2010.

•	Senior Vice President and President, Trane Commercial Systems, of the Company from June 2008 to September 2009.

•	Current Directorships:

▪	Iron Mountain Incorporated

•	Other Directorships Held in the Past Five Years: None
Mr. Lamach’s extensive career of successfully leading global businesses, including ten years with Ingersoll Rand, brings significant experience and expertise to the Company’s management and governance. His 30 years of business leadership encompass global automotive components, controls, security and HVAC systems businesses, representing a broad and diverse range of products and services, markets, channels, applied technologies and operational profiles. In his current role of President and Chief Executive Officer, he led the successful spin-off of the Company’s commercial and residential business and has been instrumental in driving growth and operational excellence initiatives across the Company’s global operations. Mr. Lamach’s board membership with a leading data and records management company provides ongoing insight into trends and developments in the critical areas of data security and information protection and retention.
(h)    Theodore E. Martin – age 74, director since 1996

•	President and Chief Executive Officer of Barnes Group Inc. (manufacturer and distributor of automotive and aircraft components and maintenance products) from 1995 until his retirement in 1998.

•	Current Directorships: None

•	Other Directorships Held in the Past Five Years:

▪	Applied Biosystems, Inc. (formerly known as Applera Corporation)

▪	C. R. Bard, Inc.

▪	Unisys Corporation

•	Other Activities:

▪	Edna McConnell Clark Foundation
Mr. Martin’s experience as chief executive officer of a diversified global industrial firm lends valuable and direct expertise across all aspects of Ingersoll Rand’s operational and financial activities. In particular, Mr. Martin’s leadership of a large industrial manufacturing organization provides practical insight to help drive the Company’s long-term productivity initiatives. His board memberships, which include organizations at the forefront of healthcare products and information technology, enhance the Company’s access to important developments in these sectors.

(i)    John P. Surma – age 59, director since 2013

•	Former Chairman (from 2006-2013) and Chief Executive Officer (from 2004-2013) of United States Steel Corporation (a steel manufacturing company).

•	Current Directorships:

▪	Marathon Petroleum Corporation

▪	MPLX LP (a publicly traded subsidiary of Marathon Petroleum Corporation)

▪	Concho Resources Inc.

•	Other Directorships Held in the Past Five Years:

▪	The Bank of New York Mellon Corporation

•	Other Activities:

▪	Vice Chairman, U.S. President’s Advisory Committee for Trade Policy and Negotiations

▪	Director, Federal Reserve Bank of Cleveland
Mr. Surma’s experience as the former chairman and chief executive officer of a large industrial company provides significant and direct expertise across all aspects of Ingersoll Rand’s operational and financial affairs. In particular, Mr. Surma’s financial experience, having previously served as the chief financial officer of United States Steel Corporation and as a partner of the audit firm PricewaterhouseCoopers LLP, provides the Board with valuable insight into financial reporting and accounting oversight of a public company. Mr. Surma’s board memberships and other activities provide the Board an understanding of developments in the energy sector as the Company seeks to develop more energy-efficient operations and insight into national and international business and trade policy that could impact the Company.
(j)    Richard J. Swift – age 69, Lead Director since 2010 and director since 1995

•	Chairman of Financial Accounting Standards Advisory Council from 2002 through 2006.

•	Chairman, President and Chief Executive Officer of Foster Wheeler Ltd. (provider of design, engineering, construction, manufacturing, management and environmental services) from 1994 to 2001.

•	Current Directorships:

▪	CVS Caremark Corporation

▪	Hubbell Incorporated

▪	Kaman Corporation

▪	Public Service Enterprise Group

•	Other Directorships Held in the Past Five Years: None
Mr. Swift’s experience as chairman and chief executive officer of a global engineering firm, the fact that he was licensed professional engineer for 35 years prior to the retirement of his license and his five-year leadership of the advisory organization to a major accounting standards board imparts substantial expertise to all of the Company’s operational and financial matters. His leadership of an organization that was instrumental in some of the world’s most significant engineering projects provides unique insight into the complex systems involved in the efficient and effective development of buildings and industrial operations, which represent key global market segments for Ingersoll Rand’s products and services. Mr. Swift’s board memberships include firms engaged in the manufacture and distribution of industrial, electrical and electronic products, which directly correspond to key elements of the Company’s growth and operational strategies.
(k)    Tony L. White – age 67, director since 1997

•
Chairman, President and Chief Executive Officer of Applied Biosystems Inc. (a developer, manufacturer and marketer of life science systems and genomic information products) from 1995 until his retirement in 2008.

•	Current Directorships:

▪	C.R. Bard, Inc.

▪	CVS Caremark Corporation

•	Other Directorships Held in the Past Five Years: None
Mr. White’s extensive management experience, including 13 years as chairman and chief executive officer of an advanced-technology life sciences firm, provides substantial expertise and guidance across all aspects of Ingersoll Rand’s operational and financial affairs. In particular, Mr. White’s leadership of an organization whose success was directly connected to innovation and applied technologies aligns with the Company’s focus on innovation as a key source of growth. The Company benefits from Mr. White’s ongoing board memberships, where developments related to biotechnology and healthcare delivery systems can offer instructive process methodologies to accelerate our innovation efforts.

Item 2. Advisory Approval of the Compensation of Our Named Executive Officers
The Company is presenting the following proposal, commonly known as a “Say-on-Pay” proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for named executive officers by voting for or against the following resolution:
“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement.”
While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.
In considering your vote, please be advised that our compensation program for named executive officers is guided by our design principles, as described in the Compensation Discussion and Analysis section of this Proxy Statement:

•	Program competitiveness

•	Pay for performance

•	Mix of short and long-term incentives

•	Internal parity

•	Shareholder alignment

•	Business strategy alignment
By following these design principles, we believe that our compensation program for named executive officers is strongly aligned with the long-term interests of our shareholders.
The Board of Directors recommends that you vote FOR advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.

Item 3. Approval of Appointment of Independent Auditors
At the Annual General Meeting, shareholders will be asked to approve the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for the fiscal year ending December 31, 2014, and to authorize the Audit Committee of our Board of Directors to set the independent auditors’ remuneration. PwC has been acting as our independent auditors for many years and, both by virtue of its long familiarity with the Company’s affairs and its ability, is considered best qualified to perform this important function.
Representatives of PwC will be present at the Annual General Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.
The Board of Directors recommends a vote FOR the proposal to approve the appointment of PwC as independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.
Audit Committee Report
While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit Committee reviews the Company’s audited financial statements and financial reporting process on behalf of the Board of Directors. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee monitors those processes. In this context, the Audit Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (United States).
In addition, the Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC the auditors’ independence from the Company and its management in connection with the matters stated therein. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee has concluded that the independent auditors are independent from the Company and its management.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (“2013 Form 10-K”), for filing with the Securities and Exchange Commission (the “SEC”). The Audit Committee has selected PwC, subject to shareholder approval, as the Company’s independent auditors for the fiscal year ending December 31, 2014.

AUDIT COMMITTEE
Richard J. Swift (Chair)
Ann C. Berzin
Edward E. Hagenlocker
Theodore E. Martin
John P. Surma

Fees of the Independent Auditors
The following table shows the fees paid or accrued by the Company for audit and other services provided by PwC for the fiscal years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees (a)	$14,831,000	$14,753,000
Audit-Related Fees (b)	3,985,000	1,003,000
Tax Fees (c)	10,785,000	6,703,000
All Other Fees (d)	1,643,000	934,000
Total	$31,244,000	$23,393,000

(a)
Audit Fees for the fiscal years ended December 31, 2013 and 2012, respectively, were for professional services rendered for the audits of the Company’s annual consolidated financial statements and its internal controls over financial reporting, including quarterly reviews, statutory audits, issuance of consents, comfort letters and assistance with, and review of, documents filed with the SEC.

(b)
Audit-Related Fees consist of assurance services that are related to performing the audit and review of our financial statements. Audit-Related Fees for the fiscal year ended December 31, 2013 include employee benefit plan audits, abandoned and unclaimed property tax assessments, systems implementation risk assessment, comfort letter related to bond offering of disposed businesses and carve-out audits of disposed businesses primarily related to the Spin-off. Audit-Related Fees for the fiscal year ended December 31, 2012 include employee benefit plan audits, abandoned and unclaimed property tax assessments and systems implementation risk assessment.

(c)	Tax Fees for the fiscal years ended December 31, 2013 and 2012 include consulting and compliance services in the U.S. and non-U.S. locations primarily related to Spin-off cost.

(d)
All Other Fees for the fiscal year ended December 31, 2013 include trading platform redesign services, advisory services for the transition of insourcing of information technology services and license fees for technical accounting software. All Other Fees for the fiscal year ended December 31, 2012 include trading platform redesign services, integrated supply chain materials and parts planning and license fees for technical accounting software.

The Audit Committee has adopted policies and procedures which require that the Audit Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The policy: (i) provides for pre-approval of an annual budget for each type of service; (ii) requires Audit Committee approval of specific projects over $100,000, even if included in the approved budget; and (iii) requires Audit Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit Committee pre-approved all of the services described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.” The Audit Committee has determined that the provision of all such non-audit services is compatible with maintaining the independence of PwC.

Item 4. Renewal of the Directors’ existing authority to issue shares.
Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. Our shareholders provided the Directors with this authorization for a period of five years when our articles of association were adopted in 2009. Because this five-year share authorization period will expire in July 2014, we are presenting this proposal to renew the Directors’ authority to issue our authorized shares on the terms set forth below.
We are seeking approval to authorize our Directors, upon expiration of our existing authority to issue up to 33% of our issued ordinary share capital as of April 8, 2014 (the latest practicable date before this proxy statement), for a period expiring 18 months from the passing of this resolution, unless renewed.
Granting the Directors this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including in connection with our equity compensation plans (where required) and, if applicable, funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Directors the authority to issue shares that are already authorized under our articles upon the terms below. In addition, we note that, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other U.S. companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.
As required under Irish law, the resolution in respect of proposal no. 4 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast.
The text of this resolution is as follows:
“That the Directors be and are hereby generally and unconditionally authorized with effect from July 1, 2014 to exercise all powers of the Company to allot relevant securities (within the meaning of Section 20 of the Companies (Amendment) Act 1983) up to an aggregate nominal amount of $[__________] ([__________] shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 8, 2014 (the latest practicable date before this proxy statement)), and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”
The Board of Directors recommends that you vote FOR renewing the Directors’ authority to issue shares.

Item 5: Renewal of Directors’ existing authority to issue shares for cash without first offering shares to existing shareholders.
Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). Our shareholders provided the Directors with the authority to issue shares as if this statutory pre-emption right did not apply for a period of five years when our articles of association were adopted in 2009. Because this five-year share authorization period will expire in July 2014, we are presenting this proposal to renew the Directors’ authority to opt-out of the pre-emption right on the terms set forth below.
We are seeking approval to authorize our Directors, upon expiration of our existing authority to opt-out of the statutory pre-emption rights provision in the event of (1) the issuance of shares for cash in connection with any rights issue and (2) any other issuance of shares for cash, if the issuance is limited to up to 5% of our issued ordinary share capital as of April 8, 2014 (the latest practicable date before this proxy statement), for a period expiring 18 months from the passing of this resolution, unless renewed.
Granting the Directors this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Item 4, this authority is fundamental to our business and enables us to issue shares under our equity compensation plans (where required) and if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Directors the authority to issue shares in the manner already permitted under our articles upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could undermine the operation of our compensation plans and cause delays in the completion of acquisitions and capital raising for our business. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other U.S. companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.
As required under Irish law, the resolution in respect of this proposal is a special resolution that requires the affirmative vote of at least 75% of the votes cast.
The text of the resolution in respect of this proposal is as follows:
“As a special resolution, that, subject to the passing of the resolution in respect of Item 4 as set out above and with effect from July 1, 2014, the directors be and are hereby empowered pursuant to Section 24 of the Companies (Amendment) Act 1983 to allot equity securities (as defined in Section 23 of that Act) for cash, pursuant to the authority conferred by proposal no. 4 as if sub-section (1) of Section 23 did not apply to any such allotment, provided that this power shall be limited to:
(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and
(b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of [___________] ([___________] shares) (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 8, 2014 (the latest practicable date before this proxy statement)) and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”
The Board of Directors recommends that you vote FOR renewing the Directors’ authority to opt-out of statutory pre-emption rights.

Item 6: Determine the price at which the Company can reissue shares held as treasury shares.
Our open-market share repurchases (redemptions) and other share buyback activities may result in ordinary shares being acquired and held by the Company as treasury shares. We may reissue treasury shares that we acquire through our various share buyback activities including in connection with our executive compensation program and our director programs.
Under Irish law, our shareholders must authorize the price range at which we may reissue any shares held in treasury. In this proposal, that price range is expressed as a minimum and maximum percentage of the closing market price of our ordinary shares on the NYSE the day preceding the day on which the relevant share is re-issued. Under Irish law, this authorization expires 18 months after its passing unless renewed.
The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be reissued are 95% and 120%, respectively, of the closing market price of the ordinary shares on the NYSE the day preceding the day on which the relevant share is re-issued, except as described below with respect to obligations under employee share schemes, which may be at a minimum price of nominal value. Any reissuance of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.
As required under Irish law, the resolution in respect of this proposal is a special resolution that requires the affirmative vote of at least 75% of the votes cast.
The text of the resolution in respect of this proposal is as follows:
“As a special resolution, that the reissue price range at which any treasury shares held by the Company may be reissued off-market shall be as follows:

(a)	the maximum price at which such treasury share may be reissued off-market shall be an amount equal to 120% of the “market price”; and

(b)
the minimum price at which a treasury share may be reissued off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme or any option schemes operated by the Company or, in all other cases, an amount equal to 95% of the “market price”; and

(c)	for the purposes of this resolution, the “market price” shall mean the closing market price of the ordinary shares on the NYSE the day preceding the day on which the relevant share is re-issued.
FURTHER, that this authority to reissue treasury shares shall expire at 18 months from the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of Section 209 of the Companies Act 1990.”
The Board of Directors recommends that shareholders vote FOR the proposal to determine the price at which the Company can reissue shares held as treasury shares.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
Our Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. The following is a summary of our Corporate Governance Guidelines. A copy of our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.ingersollrand.com under the heading “Investor Relations – Corporate Governance.”
Role of the Board of Directors
The Company’s business is managed under the direction of the Board of Directors. The role of the Board of Directors is to oversee the management and governance of the Company and monitor senior management’s performance.
Board Responsibilities
The Board of Directors’ core responsibilities include:

•	selecting, monitoring, evaluating and compensating senior management;

•	assuring that management succession planning is ongoing;

•	reviewing the Company’s financial controls and reporting systems;

•	overseeing the Company’s management of enterprise risk;

•	reviewing the Company’s ethical standards and compliance procedures; and

•	evaluating the performance of the Board of Directors, Board committees and individual directors.
Board Leadership Structure
The positions of Chairman of the Board and CEO at the Company are held by the same person, except in unusual circumstances, such as during a CEO transition. This policy has worked well for the Company. It is the Board of Directors’ view that the Company’s corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position.
In addition, the Board of Directors has a strong, independent Lead Director and it believes this role adequately addresses the need for independent leadership and an organizational structure for the independent directors. The Board of Directors appoints a Lead Director for a three-year minimum term from among the Board’s independent directors. The Lead Director coordinates the activities of all of the Board’s independent directors. The Lead Director is the principal confidant to the CEO and ensures that the Board of Directors has an open, trustful relationship with the Company’s senior management team. In addition to the duties of all directors, as set forth in the Company’s Governance Guidelines, the specific responsibilities of the Lead Director are as follows:

•	Chair the meetings of the independent directors when the Chairman is not present;

•	Ensure the full participation and engagement of all Board members in deliberations;

•	Lead the Board of Directors in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal;

•	Counsel the Chairman on issues of interest/concern to directors and encourage all directors to engage the Chairman with their interests and concerns;

•
Work with the Chairman to develop an appropriate schedule of Board meetings and approve such schedule, to ensure that the directors have sufficient time for discussion of all agenda items, while not interfering with the flow of Company operations;

•	Work with the Chairman to develop the Board and Committee agendas and approve the final agendas;

•
Keep abreast of key Company activities and advise the Chairman as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board of Directors, the Lead Director will approve information provided to the Board and may specifically request the inclusion of certain material;

•	Engage consultants who report directly to the Board of Directors and assist in recommending consultants that work directly for Board Committees;

•
Work in conjunction with the Corporate Governance and Nominating Committee in compliance with Governance Committee processes to interview all Board candidates and make recommendations to the Board of Directors;

•
Assist the Board of Directors and Company officers in assuring compliance with and implementation of the Company’s Governance Guidelines; work in conjunction with the Corporate Governance Committee to recommend revisions to the Governance Guidelines;

•	Call, coordinate and develop the agenda for and chair executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the CEO;

•	Work in conjunction with the Corporate Governance and Nominating Committee to identify for appointment the members of the various Board Committees, as well as selection of the Committee chairs;

•	Be available for consultation and direct communication with major shareholders;

•	Make a commitment to serve in the role of Lead Director for a minimum of three years; and

•	Help set the tone for the highest standards of ethics and integrity.
Mr. Swift has been the Company’s Lead Director since January 2010.
Board Risk Oversight
The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board of Directors focuses on the Company’s general risk management strategy and the most significant risks facing the Company and ensures that appropriate risk mitigation strategies are implemented by management. The full Board is responsible for considering strategic risks and succession planning and, at each Board meeting, receives reports from each Committee as to risk oversight within their areas of responsibility. The Board of Directors has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions as follows:

•
The Audit Committee oversees risks associated with the Company’s systems of disclosure controls and internal controls over financial reporting, as well as the Company’s compliance with legal and regulatory requirements.

•	The Compensation Committee considers risks related to the attraction and retention of talent and risks related to the design of compensation programs and arrangements.

•	The Corporate Governance and Nominating Committee oversees risks associated with sustainability.

•	The Finance Committee oversees risks associated with foreign exchange, insurance, credit and debt.
The Company has appointed the Chief Financial Officer as its Chief Risk Officer and, in that role, the Chief Risk Officer periodically reports on risk management policies and practices to the relevant Board Committee or to the full Board so that any decisions can be made as to any required changes in the Company’s risk management and mitigation strategies or in the Board’s oversight of these.
Finally, as part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards that it administers on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Director Compensation and Stock Ownership
It is the policy of the Board of Directors that directors’ fees be the sole compensation received from the Company by any non-employee director. The Company has a share ownership requirement of four times the annual cash retainer paid to the directors. Directors must achieve the share ownership minimum within five years of joining the Board of Directors. Once attaining the minimum level of Company stock ownership, a director must retain this minimum level of Company stock ownership until their resignation or retirement from the Board.
Board Size and Composition
The Board of Directors consists of a substantial majority of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board of Directors has the following four standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Finance Committee. The Board of Directors has determined that each member of each of these committees is “independent” as defined in the NYSE listing standards and the Company’s Guidelines for Determining Independence of Directors. Committee memberships and chairs are rotated periodically.

Board Diversity
The Company’s policy on Board diversity relates to the selection of nominees for the Board of Directors. In selecting a nominee for the Board, the Corporate Governance and Nominating Committee considers the skills, expertise and background that would complement the existing Board and ensure that its members are of sufficiently diverse and independent backgrounds, recognizing that the Company’s businesses and operations are diverse and global in nature. The Board of Directors has two female directors, one African-American director and one Hispanic director out of a total of 12 directors.
Board Advisors
The Board of Directors and its committees may, under their respective charters, retain their own advisors to carry out their responsibilities.
Executive Sessions
The Company’s independent directors meet privately in regularly scheduled executive sessions, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are required to be held no less than twice each year.
Board Evaluation
The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.
Director Orientation and Education
The Company has developed an orientation program for new directors and provides continuing education for all directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.
Director Nomination Process
The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management, a search firm or others, identifies candidates with those qualifications. In considering candidates, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, in care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
Director Retirement
It is the policy of the Board of Directors that each non-employee director must retire at the annual general meeting immediately following his or her 75th birthday. Directors who change the occupation they held when initially elected must offer to resign from the Board of Directors. At that time, the Corporate Governance and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances and makes a recommendation to the Board of Directors. Employee directors, including the CEO, must retire from the Board of Directors at the time of a change in their status as an officer of the Company, unless the policy is waived by the Board.

Director Independence
The Board of Directors has determined that all of our current directors, except M.W. Lamach, who is an employee of the Company, are independent under the standards set forth in Exhibit I to our Corporate Governance Guidelines, which are consistent with the NYSE listing standards. In determining the independence of directors, the Board evaluated transactions between the Company and entities with which directors were affiliated that occurred in the ordinary course of business and that were provided on the same terms and conditions available to other customers. A copy of Exhibit I to our Corporate Governance Guidelines is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Communications with Directors
Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors or any individual director (including our Lead Director and Compensation Committee Chair) may do so either by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company, or by e-mail at irboard@irco.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

Code of Conduct
The Company has adopted a worldwide Code of Conduct, applicable to all employees, directors and officers, including our Chief Executive Officer, our Chief Financial Officer and our Controller. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available on our website located at www.ingersollrand.com under the heading “Investor Relations—Corporate Governance.” Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

Anti-Hedging Policy and Other Restrictions
The Company prohibits its directors and executive officers from (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of Company securities and (ii) engaging in any form of short-term speculative trading in Company securities. Directors and executive officers are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan unless the Senior Vice President and General Counsel provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.

Committees of the Board
Audit Committee

Members:	Richard J. Swift (Chair)
Ann C. Berzin
Edward E. Hagenlocker
Theodore E. Martin
John P. Surma
Key Functions:

•
Review annual audited and quarterly financial statements, as well as the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” with management and the independent auditors.

•	Obtain and review periodic reports, at least annually, from management assessing the effectiveness of the Company’s internal controls and procedures for financial reporting.
•	Review the Company’s processes to assure compliance with all applicable laws, regulations and corporate policy.
•	Recommend the public accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors.
•	Review the scope of the audit and the findings and approve the fees of the independent auditors.
•	Approve in advance permitted audit and non-audit services to be performed by the independent auditors.
•	Satisfy itself as to the independence of the independent auditors and ensure receipt of their annual independence statement.
The Board of Directors has determined that each member of the Audit Committee is “independent” for purposes of the applicable rules and regulations of the SEC, as defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines and has determined that each member of the Audit Committee meets the qualifications of an “audit committee financial expert,” as that term is defined by rules of the SEC.
A copy of the charter of the Audit Committee is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”
Compensation Committee

Members:	Tony L. White (Chair)
John Bruton
Jared L. Cohon
Gary D. Forsee
Constance J. Horner
Key Functions:

•	Establish executive compensation policies.
•
Review and approve the goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance against those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee Chair presents all compensation decisions pertaining to the Chief Executive Officer to the full Board of Directors.

•	Approve compensation of officers and key employees.
•	Review and approve executive compensation and benefit programs.
•	Administer the Company’s equity compensation plans.
•	Review and recommend significant changes in principal employee benefit programs.
•	Approve and oversee Compensation Committee consultants.

For a discussion concerning the processes and procedures for determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” and “Compensation of Directors,” respectively.
The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines. In addition, the Board of Directors has determined that each member of the Compensation Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Code.
A copy of the charter of the Compensation Committee is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”
Corporate Governance and Nominating Committee

Members:	Gary D. Forsee (Chair)
John Bruton
Jared L. Cohon
Constance J. Horner
Nelson Peltz
Tony L. White
Key Functions:

•	Identify individuals qualified to become directors and recommend the candidates for all directorships.
•	Recommend individuals for election as officers.
•	Review the Company’s Corporate Governance Guidelines and make recommendations for changes.
•	Consider questions of independence and possible conflicts of interest of directors and executive officers.
•	Take a leadership role in shaping the corporate governance of the Company.
•	Oversee the Company’s sustainability efforts.
The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is “independent” as defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines.
A copy of the charter of the Corporate Governance and Nominating Committee is available on our website, www.ingersollrand.com , under the heading “Investor Relations—Corporate Governance.”
Finance Committee

Members:	Ann C. Berzin (Chair)
Edward E. Hagenlocker
Theodore E. Martin
Nelson Peltz
John P. Surma
Richard J. Swift
Key Functions:

•	Review proposed borrowings and issuances of securities.
•	Recommend to the Board of Directors the dividends to be paid on our ordinary shares.
•	Consider and recommend for approval by the Board of Directors the repurchase of the Company’s shares.
•	Review cash management policies.
•	Review periodic reports of the investment performance of the Company’s employee benefit plans.
The Board of Directors has determined that each member of the Finance Committee is “independent” as defined in the NYSE listing standards and the Company’s Corporate Governance Guidelines.
A copy of the charter of the Finance Committee is available on our website, www.ingersollrand.com, under the heading “Investor Relations—Corporate Governance.”

Board, Committee and Annual Meeting Attendance
The Board of Directors and its committees held the following number of meetings during the fiscal year ended December 31, 2013:

Board	7
Audit Committee	10
Compensation Committee	8
Corporate Governance and Nominating Committee	7
Finance Committee	8
Each incumbent director attended 95% or more of the total number of meetings of the Board of Directors and the committees on which he or she served during the year. The Company’s non-employee directors held five independent director meetings without management present during the fiscal year 2013. It is the Board’s general practice to hold independent director meetings in connection with regularly scheduled Board meetings.
The Company expects all Board members to attend the annual general meeting, but from time to time other commitments prevent all directors from attending the meeting. All of the directors attended the most recent annual general meeting of shareholders, which was held on June 6, 2013.

Compensation of Directors
Director Compensation
Our director compensation program is designed to compensate non-employee directors fairly for work required for a company of our size and scope and align their interests with the long-term interests of our shareholders. The program reflects our desire to attract, retain and use the expertise of highly qualified people serving on the Company’s Board of Directors. Employee directors do not receive any additional compensation for serving as a director.
Our 2013 director compensation program for non-employee directors consisted of the following elements:

Compensation Element	Compensation Value
Annual Cash Retainer	$240,000
Audit Committee Chair Cash Retainer	$30,000
Compensation Committee Chair Cash Retainer	$15,000
Corporate Governance and Nominating Committee Chair and Finance Committee Chair Cash Retainer	$10,000
Audit Committee Member Cash Retainer (other than Chair)	$7,500
Lead Director Cash Retainer	$50,000
Additional Meetings or Unscheduled Planning Session Fees *	$ 2,500 (per meeting or session)

*	The Board and each Committee, other than Audit, has 6 regularly scheduled meetings each year. The Audit Committee has 9 regularly scheduled meetings each year.
In addition, non-employee directors were eligible to receive a tax equalization payment if the Irish income taxes owed on their director compensation exceed the income taxes owed on such compensation in their country of residence. Without these tax equalization payments, a director would be subject to double taxation since they are already paying taxes on their director income in their country of residence. We believe these tax equalization payments were appropriate to ensure our ability to continue to attract highly qualified persons who do not reside in Ireland. In 2013, five non-employee directors received a tax equalization payment for the year 2012 and we anticipate in 2014 that some of our non-employee directors will receive a tax equalization payment for the year 2013.
The Corporate Governance and Nominating Committee periodically reviews the compensation level of our non-employee directors in consultation with the Committee’s independent compensation consultant and makes recommendations to the Board of Directors. Based on its most recent review, our Corporate Governance and Nominating Committee recommended certain changes to director compensation effective January 1, 2014, which were approved by our Board. These changes included the following:

•	An increase in the annual retainer to $285,000 with one half of the retainer paid in cash and one half paid in RSUs;

•	An increase in the Compensation Committee Chair Cash Retainer to $20,000;

•	An increase in the cash retainers for the Corporate Governance and Nominating Chair and the Finance Committee Chair to $15,000;

•	Elimination of tax equalization payments on retainers beginning with the retainers earned for the 2014 fiscal year; and

•	Updating our director share ownership requirement as described below effective as of January 1, 2014.
Share Ownership Requirement
To align the interests of directors with shareholders, the Board of Directors has adopted a share ownership requirement of four times the annual cash retainer paid to the directors. Directors must achieve the share ownership minimum within five years of joining the Board of Directors. Once attaining the minimum level of Company stock ownership, a director must retain this minimum level of Company stock ownership until their resignation or retirement from the Board. In setting the share ownership requirement, the Board of Directors considered the input of the independent compensation consultant, the Company’s current stock price and the period of time it would take a director to reach the required ownership level.

2013 Director Compensation
The compensation paid or credited to our non-employee directors for the year ended December 31, 2013, is summarized in the table below.

Name	Fees earned or paid in cash ($)(a)	All Other Compensation ($)(b)	Total ($)
A. C. Berzin	265,000	110,572	375,572
J. Bruton	247,500	–	247,500
J. L. Cohon	247,500	173	247,673
G. D. Forsee	272,500	33,733	306,233
P.C. Godsoe (c)	133,750	–	133,750
E. E. Hagenlocker	255,000	30,990	285,990
C. J. Horner	247,500	48,881	296,381
T. E. Martin	255,000	–	255,000
N. Peltz (d)	252,500	–	252,500
J.P. Surma	250,000	–	250,000
R. J. Swift	335,000	–	335,000
T. L. White	262,500	–	262,500
____________________

(a)
The amounts in this column represent the following annual cash retainer, the Committee Chair retainers, the Audit Committee member retainer, the Lead Director retainer, and the Board, Committee and other meeting or session fees:

Name	Cash Retainer ($)	Committee Chair Retainer ($)	Audit Committee Member Retainer ($)	Lead Director Retainer Fees ($)	Board, Committee and Other Meeting or Session Fees ($)
A. C. Berzin	240,000	5,000	7,500	–	12,500
J. Bruton	240,000	–	–	–	7,500
J. L. Cohon	240,000	–	–	–	7,500
G. D. Forsee	240,000	10,000	–	–	22,500
P.C. Godsoe	120,000	5,000	3,750	–	5,000
E. E. Hagenlocker	240,000	–	7,500	–	7,500
C. J. Horner	240,000	–	–	–	7,500
T. E. Martin	240,000	–	7,500	–	7,500
N. Peltz	240,000	–	–	–	12,500
J.P. Surma	240,000	–	7,500	–	2,500
R. J. Swift	240,000	30,000	–	50,000	15,000
T. L. White	240,000	15,000	–	–	7,500
(b)    Represents tax equalization payments made in 2013.
(c)    Peter C. Godsoe retired effective June 6, 2013.
(d)    Fees earned by Mr. Peltz are paid to Trian Fund Management, L.P. (“Trian”).

For each non-employee director at December 31, 2013, the following table reflects unexercised stock options, all of which are vested:

Name	Number of stock options
A. C. Berzin	–
J. Bruton	–
J. L. Cohon	30,240
G. D. Forsee	–
P.C. Godsoe	–
E. E. Hagenlocker	–
C. J. Horner	–
T. E. Martin	–
N. Peltz	–
J.P. Surma	–
R. J. Swift	–
T. L. White	–

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (“CD&A”) set forth below provides an overview of our executive compensation programs, including the philosophy and objectives of such programs, as well as a discussion of how awards are determined for our Named Executive Officers (“NEOs”). These NEOs include our Chairman and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and our three most highly compensated executive officers from the 2013 fiscal year. In addition, two other individuals are included as NEOs in 2013; however, they were no longer serving as executive officers at the end of 2013. The current executive officers serving as NEOs included are:

•	Mr. Michael W. Lamach, our Chairman and Chief Executive Officer;

•	Ms. Susan K. Carter, our Senior Vice President and Chief Financial Officer;

•	Mr. Gary S. Michel, our Senior Vice President and President, Residential HVAC North America;

•	Mr. Didier P. M. Teirlinck, Ph.D., our Executive Vice President, Climate segment; and

•	Mr. Robert Gs. Zafari, our Executive Vice President, Industrial segment.
The former executive officers serving as NEOs included are:

•	Mr. Steven R. Shawley, our former Senior Vice President and Chief Financial Officer; and

•	Mr. John W. Conover IV, our former Senior Vice President and President, Security Technologies.
This discussion and analysis is divided into the following sections:

I.	Executive Summary.

II.	Compensation Philosophy and Design Principles.

III.	Factors Considered in the Determination of Target Total Direct Compensation.

IV.	Role of the Compensation Committee, Independent Advisor, and Committee Actions.

V.	Compensation Program Descriptions and Compensation Decisions.

VI.	Other Compensation and Tax Matters.
I. Executive Summary
Effective December 1, 2013, we successfully completed the spin-off of our commercial and residential security businesses (the “Spin-off”) into an independent, publicly traded company, Allegion plc (“Allegion”). In conjunction with the Spin-off, we reorganized our structure from four business sectors into two business segments, Climate and Industrial. This new structure allows the Company to provide greater focus on growth, continue implementation of our business operating system, build on our successful operational excellence philosophy, and reduce complexity and costs.
The Spin-off and our reorganization did not impact the basic design of our executive compensation programs. Consistent with our historical intent, the design of these programs allows Ingersoll Rand to attract, retain and focus the talents and energies of executives who are capable of meeting the Company’s current and future goals, most notably, the creation of sustainable shareholder value. However, to offset an unintended impact of the Spin-off, payouts under our 2013 Annual Incentive Matrix (“AIM”) program and our Performance Share Program (“PSP”) for the 2011- 2013 performance period were determined based on full year 2013 results inclusive of Allegion. In addition, the compensation level of several NEOs was increased to reflect material changes in position accountability and greater scope of responsibilities as a result of the reorganization.
Overall, our executive compensation programs were designed by incorporating the following principles:

(i)	program competitiveness,

(ii)	pay for performance,

(iii)	mix of short and long-term incentives,

(iv)	internal parity,

(v)	shareholder alignment, and

(vi)	business strategy alignment.

Consistent with these principles, the Compensation Committee has adopted executive compensation programs with a strong link between pay and the achievement of short and long-term Company goals. The primary elements of the executive compensation programs are:

Total Direct Compensation
Element[1]	Objective of Element
Base Salary	Fixed cash compensation.
Annual Incentive (the Annual Incentive Matrix or “AIM”)
Variable cash incentive compensation where any award earned is based on performance against pre-defined annual revenue (“Revenue”), Operating Income (“OI”), cash flow (“Cash Flow”) and OI margin percent objectives, as well as individual performance.

Long-Term Incentives (“LTI”)
Variable long-term incentive compensation where performance is aligned with the Company’s stock price and is awarded in the form of stock options, Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”). PSUs are only payable if the Company’s Earnings Per Share (“EPS”) and Total Shareholder Return (“TSR”) relative to companies in the S&P 500 Industrials Index exceed threshold performance against pre-defined objectives.

1 See Section V, “Compensation Program Descriptions and Compensation Decisions”, for additional discussion on these elements of compensation.
As illustrated in the charts below, the Compensation Committee places significant emphasis on variable compensation (AIM and LTI) so that a substantial percentage of each NEO’s total direct compensation is contingent on the successful achievement of the Company’s short-term and long-term goals.

2013 Results
In a year where we successfully implemented extensive organizational change with the successful Spin-off and the reorganization of our Company, we also achieved strong financial performance. Specifically, the following results, (inclusive of the Allegion business for the full year), were realized in 2013:
•    Adjusted annual Revenue of $14.509 billion, an increase of 3% over 2012;
•    Adjusted OI of $1.639 billion, an increase of 8% over 2012;
•    Adjusted OI margin of 11.3%, an increase of 0.5 percentage points from 10.8% in 2012;
•    Adjusted Cash Flow of $1.153 billion an increase of 14% over 2012;
•    Adjusted EPS of $3.63 excluding one-time spin related expense, an increase of 10% over 2012; and

•	3-year EPS growth (2011 - 2013) of 68.1%, which ranks at approximately the 75th percentile of the companies in the S&P 500 Industrials Index.
The Spin-off and the reorganization were completed late in the fourth quarter of 2013. As a result, adjustments to include full year 2013 results inclusive of Allegion were necessary to ensure that performance under the 2013 AIM and the 2011 – 2013 PSP programs was measured on a basis consistent with how performance goals were established.
For the 2013 AIM program, performance was measured using full year financial results adjusted to reflect the organizational structure in place at the time that performance objectives were approved by the Compensation Committee in February 2013 and to exclude one-time costs associated with the Spin-off and our reorganization. Based on our adjusted 2013 results for Revenue, OI, Cash

Flow and OI margin, we achieved an AIM financial score of 124.6 % of target for the enterprise. Our other sector presidents who were NEOs in 2013 achieved AIM financial scores of 187.5% (Climate), 63.7% (Industrial), 200.0% (Residential) and 143.7% (Security) of target, based on achievement of sector and enterprise objectives.
For the 2011 – 2013 PSP program, 2013 EPS was measured based on the combined 2013 EPS of both Ingersoll Rand and Allegion to ensure a consistent basis for determining EPS growth. Based on our achievement of an EPS growth rate of 68.1% during the 2011 to 2013 performance period, PSUs under our Performance Share Program (“PSP”) paid out at 199% of target.
To recognize individuals whose contributions were critical to the success of the Spin-off, a special one-time bonus was approved for certain employees, including Messrs. Lamach and Shawley. For additional details related to these awards, refer to Section V, Compensation Program Descriptions and Compensation Decisions.
2013 Compensation Committee Actions
The Compensation Committee took the following actions in 2013:

•
Reviewed and approved adjustments to the 2013 AIM design to better reward balanced growth and profitability as well as to improve the alignment of payouts with performance. The 2013 AIM program is designed to reward performance for the achievement of pre-defined goals related to the metrics of Revenue, OI and Cash Flow (weighted equally and modified by OI Margin) as opposed to Revenue Growth and OI Margin in prior years (which were incorporated into a matrix modified by Cash Flow performance). The 2013 design provided participants greater clarity as to how performance results impacted their incentive opportunity;

•	As approved by shareholders, implemented a new Incentive Stock Plan for Ingersoll Rand equity-based awards;

•	In support of the Spin-off, adopted conversion formulas to adjust executive compensation and benefit programs with an equity-based component;

•	Reviewed and approved new compensation and benefit programs for Allegion at inception including:
(i)The Allegion Incentive Stock Plan,
(ii)The Allegion Spin-off Protection Plan,
(iii)The Allegion Senior Executive Performance Plan (162m Plan),
(iv)Allegion Stock Ownership Guidelines, and
(v)Compensation packages for Allegion executive officers; and

•	Reviewed and approved compensation and benefit disclosures in Form 10 filings for Allegion.
Consideration of 2013 Advisory Vote on Executive Compensation
The Compensation Committee regularly reviews the philosophy, objectives and elements of our executive compensation programs in relation to our short and long-term business objectives. In undertaking this review, the Compensation Committee considers the views of shareholders as reflected in their annual advisory vote on our executive compensation proposal. At our 2013 annual general meeting, shareholders approved our executive compensation proposal by an overwhelming majority (over 96%). Based on the Compensation Committee’s review and the support our executive compensation programs received from shareholders, the Compensation Committee maintained the core elements of our executive compensation programs.
II. Compensation Philosophy and Design Principles
The objective of our executive compensation programs is to enable us to attract, retain and focus the talents and energies of executives who are capable of meeting the Company’s current and future goals, most notably the creation of sustainable shareholder value. Our compensation programs and decisions are driven by these objectives. As we operate in an ever-changing environment that is impacted by economic, technological, regulatory and competitive factors, our Compensation Committee considers these and other factors in its process of determining the type of compensation and benefit programs to offer, as well as setting specific performance targets for incentive awards.
The design principles that govern our executive compensation programs are:
1.    Program competitiveness
Total executive compensation opportunities must serve to attract and retain high performing executives. All of our executive compensation program targets are established using relevant market data to ensure their competitiveness. In aggregate, we structure our executive compensation to provide target Total Direct Compensation (“TDC”) at the 50th percentile of the markets in which we compete for talent. However, each NEO’s target TDC may be above or below the 50th percentile based on his or her experience and proficiency in performing the duties of his or her position.

2.    Pay for performance
A substantial percentage of each NEO’s TDC opportunity is contingent on, and variable with, performance. Performance is measured against and contingent on:

(a)	Multiple metrics that measure actual annual Sector (Segment, beginning in 2014) and/or Enterprise financial performance against pre-established objectives (through our AIM program);

(b)	EPS growth and TSR over a three-year period relative to companies in the S&P 500 Industrials Index (through our PSP program);
(c)    Stock price appreciation through stock options, RSUs and PSUs awarded under our LTI program; and

(d)
Each NEO’s demonstrated ability to achieve Company financial objectives, develop and carry out strategic initiatives, contribute to both the growth and operational excellence of the Company and lead in a way that is consistent with our core competencies: modeling our values, inspiring our people, focusing on our customers, creating long-term value for our shareholders and delivering premier performance.

Actual TDC can exceed the targeted level if performance exceeds the goals and objectives. Conversely, if performance falls short of the goals and objectives, actual TDC can be below the target award level.
3.    Mix of short and long-term incentives
We believe that an appropriate mix between short and long-term incentives is important to encourage our NEOs to engage in strategies and make decisions that balance the need to meet our Annual Operating Plan (“AOP”) objectives while taking into account the long-term interests of the Company and its shareholders. The mix of pay, including short and long-term incentives, is determined by considering the Company’s pay for performance compensation philosophy and strategic objectives in addition to competitive market practice.
4.    Internal parity
Each NEO’s target TDC opportunity is proportionate with the responsibility, scope and complexity of his or her role within the Company. Thus, similar jobs are assigned similar target compensation opportunities.
5.    Shareholder alignment
We have designed our executive compensation programs to align the interests of our NEOs with the interests of our shareholders by rewarding the achievement of Revenue, EPS, TSR, Cash Flow, OI margin and other financial targets, as well as operational excellence and sustained individual performance. The value of the variable compensation components (i.e., AIM plus LTI awards) is directly linked to our financial performance and to the value created for our shareholders. Thus, we believe these incentive compensation programs provide clear alignment between the interests of our shareholders and our NEOs.
6.    Business strategy alignment
Our executive compensation programs are structured to be flexible in recognizing that individuals within the company’s businesses must focus on specific financial measures to meet the short and long-term plans of the business for which they are accountable. This principle, in conjunction with the design principles described above, directly influences compensation levels for leaders. It is not only possible but also desirable for certain leaders to earn substantial awards in years when their business outperforms the Company as a whole. Conversely, if a business fails to meet its performance goals, that business’ leader may earn a lesser award in that year than his or her peers in a business that met or exceeded its goals.
III. Factors Considered in the Determination of Target Total Direct Compensation or TDC
Our Compensation Committee reviews and evaluates the executive compensation levels and practices against those companies with which we compete for executive talent. These reviews are conducted throughout the year using a variety of methods such as:

•	the direct analysis of the proxy statements of other diversified industrial companies (refer to peer group below),

•	a review of compensation survey data of other industrial companies of similar size published by independent consulting firms,

•	a review of customized compensation survey data provided by independent consulting firms, and

•	feedback received from external constituencies.
The Compensation Committee does not rely on a single source of information when making executive compensation decisions. Many of the companies included in these compensation surveys are also included in the S&P 500 Industrials Index referred to in our 2013 Form 10-K under the caption “Performance Graph.”

The Compensation Committee, with the assistance of its independent advisor, develops a peer group that it uses to evaluate executive compensation programs and levels. The peer group is comprised of global diversified companies that have comparable revenue and/or industry fit with our lines of business and which are companies with which we compete for both business and talent. The following peer group was adopted in August 2012 and used for benchmarking with respect to the 2013 performance period:

3M	Eaton Corp	Johnson Controls Inc.	Pentair
Cummins, Inc.	Emerson Electric	Paccar Inc.	Stanley Black & Decker
Danaher Corp	Honeywell International	Parker Hannifin Corp	Textron
Dover	Illinois Tool Works	PPG Industries	Tyco International
As a result of the Spin-off and our reorganization, our Compensation Committee will review the compensation peer group in 2014 to ensure that it continues to be appropriate based on our size (revenue) and the industries in which we compete for both business and executive talent.
In addition, the Compensation Committee annually reviews tally sheets on the NEOs in order to understand fully all elements of current and potential future compensation when making compensation decisions. These tally sheets contain the following items: base salary, current short and long-term incentive award opportunities, and benefits that would be payable under various types of separation from service, such as in the context of a change in control, termination without cause or retirement.
IV. Role of the Compensation Committee, Independent Advisor and Committee Actions
Our Compensation Committee, which is composed solely of independent directors, oversees our compensation plans and policies, administers our equity-based programs and reviews and approves all forms of compensation relating to our executive officers, including the NEOs.
The Compensation Committee exclusively decides which compensation elements and the amounts to be awarded to our CEO. Our CEO does not make any recommendations regarding his own compensation and is not informed of these awards until the decisions have been finalized. Our CEO makes compensation recommendations related to our other NEOs. The Compensation Committee considers these recommendations when approving the compensation elements and amounts to be awarded to our other NEOs.
Our Compensation Committee is responsible for reviewing and approving amendments to our executive compensation and benefit plans. In addition, our Compensation Committee is responsible for reviewing our broad-based employee benefit plans and making recommendations to our Board of Directors for significant amendments to, or termination of, such plans. The Compensation Committee’s duties are described in the Compensation Committee Charter, which is available on our website at www.ingersollrand.com.
Our Compensation Committee has the authority to retain an independent advisor for the purpose of reviewing and providing guidance related to our executive compensation and benefit programs. The Compensation Committee is directly responsible for the compensation and oversight of the independent advisor. For 2013, the Compensation Committee continued to engage Hay Group, Inc. (“Hay Group”) to serve as its independent advisor. Hay Group also provided the Corporate Governance and Nominating Committee advice on director compensation matters. The Compensation Committee has determined that the Hay Group is independent and does not have a conflict of interest because (a) Hay Group did not perform any other services for the Company, (b) the fees received by Hay Group for its services for the Compensation and Corporate Governance and Nominating Committees were nominal as a percentage of Hay Group’s total revenues, (c) Hay Group has adopted policies and procedures that are designed to prevent conflicts of interest, (d) neither any member of the Compensation Committee nor any executive officer has a business or personal relationship with Hay Group, and (e) neither Hay Group nor its consultants that work with the Company directly own stock in the Company.
In addition to the actions taken in 2013, which are described in the Executive Summary, our Compensation Committee has adopted a number of changes over the past few years, including:
• Diversified and expanded the metrics associated with our AIM and PSP programs to better align with business strategies and shareholder interests;

•	Adopted a claw-back/recoupment policy. Our current policy will be revised, if necessary, to comply with the requirements of the Dodd-Frank Act when the final regulations are issued;

•
Incorporated provisions in the 2007 and 2013 Incentive Stock Plans to replace full payout at target of outstanding PSP awards in the event of a Change in Control of the Company with prorated PSP payout at target based on the point in the performance period when the Change in Control occurs; and

•	Closed the Elected Officer Supplemental Program (“EOSP”) to new participants effective April 30, 2011.

V. Compensation Program Descriptions and Compensation Decisions
The following table is intended to be a helpful summary of the elements, objectives, risk mitigation factors and other key features of our total direct compensation program. Each of these elements is described in greater detail below

Element	Objective of Element including Risk Mitigation Factors	Key Features Relative to NEOs
Base Salary	To provide a sufficient and stable source of cash compensation. To avoid encouraging excessive risk-taking, it is important that an appropriate level of cash compensation is not variable.
Targeted, on average, at the 50th percentile of our peer group.

Adjustments are determined by the Compensation Committee based on an evaluation of the NEO’s proficiency in fulfilling his or her responsibilities, as well as performance against key objectives and behaviors.

Only 10% of the CEO’s target total direct compensation and only 24% on average for the other NEOs is comprised of base salary.

Annual Incentive Matrix (“AIM”) Program
To serve as an annual cash award based on the achievement of pre-established performance objectives.

Structured to take into consideration the unique needs of the various businesses.

Amount of compensation earned cannot exceed a maximum payout of 200% of individual target levels and is also subject to a claw-back in the event of a financial restatement.

Each NEO has an AIM target expressed as a percentage of base salary. Targets are set based on the compensation levels of similar jobs in comparable companies, as well as on the NEO’s experience and proficiency level in performing the duties of the role.

Actual AIM payouts are dependent on business and/or enterprise financial performance and individual performance. The financial metrics used to determine the awards for 2013 were Revenue, OI, and Cash Flow, modified up or down based on OI Margin performance.

17% of the CEO’s target total direct compensation is comprised of AIM and 21%, on average, for the other NEOs.

Performance Share Program (“PSP”)
To serve as a long-term incentive based on the achievement of pre-established performance objectives relative to companies in the S&P 500 Industrials Index.

To promote long-term strategic planning and discourage an overemphasis on attaining short-term goals.

Amount earned cannot exceed a maximum payout of 200% of individual target levels and is also subject to a claw-back in the event of a financial restatement.

Earned over a 3-year performance period.

The number of PSUs earned is based on our EPS growth (from continuing operations) relative to the companies in the S&P 500 Industrials Index for awards granted through 2011. Beginning in 2012, the number of PSUs earned is based on relative TSR and relative EPS growth compared to companies within the S&P 500 Industrials Index (with equal weight given to each metric).

Actual value of the PSUs earned depends on our share price at the time of payment.

36.5% of the CEO’s target total direct compensation is comprised of PSP and 27.5%, on average, for the other NEOs.

Stock Options/Restricted Stock Units	Aligns the interests of the NEOs and shareholders. Awards provide a balanced approach between risk and retention. Awards are subject to a claw-back in the event of a financial restatement.
Stock options and RSUs are granted annually, with stock options having an exercise price equal to the fair market value of ordinary shares on the date of grant.

Both stock options and RSUs typically vest ratably over three years, one third per year.

Stock options expire on the 10th anniversary (less one day) of the grant date (unless employment terminates sooner).

36.5% of the CEO’s target total direct compensation is comprised of a mix of stock options and RSUs and 27.5%, on average, for the other NEOs.

Base Salary
Our Compensation Committee generally targets base salaries for the NEOs around the median for executives in our peer group who have similar roles and responsibilities. However, the Committee will also consider each NEO’s experience, proficiency, performance and potential to impact future business results, as well as behavior against competencies and key enterprise values when making base salary decisions.
The table below reflects the base salary adjustments for the NEOs for the 2013 performance period. When determining base salary adjustments, each NEO is evaluated on the results achieved and the behaviors used to generate these results, as well as on demonstrated leadership and the upholding of Company values. Based on the outcome of the evaluation, each NEO is assigned one of five ratings. The ratings, which range from “meets some” to “substantially exceeds expectations,” each have a percent range that determines the actual merit increase. In addition to merit increases, in cases in which the NEO’s salary is below the competitive market median, a market adjustment may also be applied. In 2013:

•	Mr. Lamach received a 4.2% combined merit and market adjustment to continue to align his pay with his role and responsibilities as CEO;

•	Mr. Michel received a merit increase of 3.0%;

•	Mr. Teirlinck received a 3.4% merit increase in April 2013 and an 8.3% market adjustment in December in conjunction with his promotion to Executive Vice President, Climate;

•	Mr. Zafari received a 3.5% merit increase in April 2013 and an 11.9% market adjustment in December in conjunction with his promotion to Executive Vice President, Industrial;

•	Mr. Shawley received a merit increase of 2.9%; and

•	Mr. Conover received a merit increase of 3.2%.

(dollar amounts annualized) Name	2012		2013
M. W. Lamach		$1,200,000	$1,250,000
S. K. Carter[1]	$	n/a	$635,000
G. S. Michel		$443,000	$456,500
D. P. M. Teirlinck		$585,000	$655,000
R. Gs. Zafari		$475,000	$550,000
S. R. Shawley		$618,000	$636,000
J. Conover		$470,000	$485,000

(1)	Ms. Carter was first employed on September 27, 2013.
Annual Incentives
The AIM program is an annual cash incentive program designed to reward NEOs for Revenue growth, increases in OI, the delivery of strong Cash Flow and individual contributions to the Company. The Compensation Committee establishes a target award opportunity for each NEO that is expressed as a percentage of base salary. Individual AIM payouts are calculated as the product of a financial performance score and an individual performance score, both of which are based on achievement relative to pre-established performance objectives adopted by the Compensation Committee.
For 2013, the AIM program was redesigned to balance emphasis on growth and profitability as well as to improve the alignment of payouts with performance. This change replaced the 2012 “matrix” approach which was based on the relationship between Revenue and OI percent modified by Cash Flow performance. The new design utilizes the same core performance metrics of Revenue, OI and Cash Flow, with each metric equally weighted. OI margin remains a focus, acting as a modifier to the funded portion of awards. We believe that the 2013 AIM design provides participants with greater clarity on how they can generate incentive opportunity based on strong performance relative to each metric. The Compensation Committee designed the 2013 AIM program to avoid excessive risk taking by limiting incentive opportunity if performance results are not balanced relative to the other two metrics.
Financial performance: AIM incentive opportunity is tied to established goals for three performance metrics (“Core Financial Metrics”): Revenue, OI, and Cash Flow. Each of these Core Financial Metrics are equally weighted (33.33%) with incentives independently calculated, as a percent of target, for each metric based on performance results relative to pre-established threshold, target, and maximum performance levels. Threshold performance for each metric must be achieved in order for any incentive to be payable for that metric. The financial AIM payout is the sum of the calculated payout percentage for each metric, adjusted by an OI margin percentage multiplier (“Multiplier”), which can range from 85% to 115%.
The Compensation Committee retains the authority to adjust the Company’s reported financial results for the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses, including significant differences from the assumptions contained in the financial plan upon which the incentive targets were established. Adjustments to reported financial results are intended to better reflect executives’ line of sight and ability to affect performance results, align award payments with decisions which support the AOP, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize the Company’s preference for long-term and sustainable growth.

	Pre-Established Financial Targets ($ million)*			Payout as % of Target**	OI Margin	OI Margin Multiplier**
	Revenue	OI	Cash Flow
Enterprise
Threshold	$13,680.0	$1,485.0	$990.0	30%	10.9%	85%
Target	$14,400.0	$1,650.0	$1,100.0	100%	11.5%	100%
Maximum	$14,760.0	$1,794.0	$1,200.0	200%	12.2%	115%
Residential Solutions
Threshold	$2,124.0	$139.5	$207.0	30%	6.6%	85%
Target	$2,236.0	$155.0	$230.0	100%	6.9%	100%
Maximum	$2,291.9	$178.3	$264.5	200%	7.8%	115%
Climate Solutions
Threshold	$7,182.0	$759.6	$735.3	30%	10.6%	85%
Target	$7,560.0	$844.0	$817.0	100%	11.2%	100%
Maximum	$7,749.0	$928.4	$899.0	200%	12.0%	115%
Industrial Technologies
Threshold	$2,866.2	$446.4	$446.4	30%	15.6%	85%
Target	$3,017.0	$496.0	$496.0	100%	16.4%	100%
Maximum	$3,092.4	$545.6	$545.6	200%	17.6%	115%
Security Technologies
Threshold	$1,508.6	$292.5	$281.7	30%	19.4%	85%
Target	$1,588.0	$325.0	$313.0	100%	20.5%	100%
Maximum	$1,627.7	$354.0	$341.0	200%	21.7%	115%
* Reflects the financial goals for the Enterprise and sectors to which incentive opportunity for our 2013 named executive officers was tied.
** Results are interpolated between performance levels.
For 2013 AIM purposes, the CEO and the CFOs were measured on the basis of the enterprise financial metrics. The other NEOs were measured based on a combination of enterprise financial objectives (50% weighting) and their respective 2013 sector financial objectives (50% weighting). We believe this weighting focuses sector Presidents on achieving the pre-established objectives for their sector as well as aligning their interests with enterprise goals to help create sustainable shareholder value.
Individual Performance: Individual objectives are established annually and include strategic initiatives with both financial and non-financial metrics. Each NEO is evaluated based upon non-financial metrics including our core competencies. At the end of the fiscal year the CEO evaluates each of the other NEO’s performance against the pre-established individual objectives and submits a recommendation to the Compensation Committee. The Compensation Committee evaluates the CEO’s performance against his/her pre-established individual objectives. Based on its evaluation of the CEO and the CEO’s recommendation for other NEOs, the Compensation Committee determines the individual performance score for each NEO, which can range from 0% to 150%.
Determination of Payout: The actual AIM payout is determined by multiplying the NEO’s target award by the financial performance score and multiplying that result by the individual performance score. AIM payouts cannot exceed 200% of the target award. If the overall AIM payout score is less than 30%, no award is payable. In that event, the CEO and the Compensation Committee may establish a discretionary pool (equal to 30% of the target payout levels) for top performers and/or other deserving employees in an amount determined to be appropriate based on their performance against objectives.
The tables below show the pre-established financial performance targets for the 2013 AIM program compared to actual performance. The pre-established financial targets and actual financial results are shown for enterprise and the four sectors. Detail on the weighting between enterprise and sector financials is shown below, following the table outlining the actual AIM awards.

	Financial Targets	Adjusted Financial Performance	Payout as a % of Target	Aggregate Payout as % of Target	OI Margin Multiplier	AIM Financial Payout
Enterprise
Revenue	$14,400	$14,509	141.5%	130.0%	95.9%
OI	$1,650	$1,639	95.2%			124.60%
Cash Flow	$1,100	$1,153	153.2%
OI Margin	11.5%	11.3%	N/A
Residential Solutions
Revenue	$2,236	$2,264	165.4%	188.5%	115.0%	200.00%
OI	$155	$178	200.0%
Cash Flow	$230	$294	200.0%
OI Margin	6.9%	7.9%	N/A
Climate Solutions
Revenue	$7,560	$7,729	190.6%	179.5%	104.5%	187.46%
OI	$844	$881	147.8%
Cash Flow	$817	$914	200.0%
OI Margin	11.2%	11.4%	N/A
Industrial Technologies
Revenue	$3,017	$2,939	63.8%	66.7%	95.6%	63.71%
OI	$496	$476	71.2%
Cash Flow	$496	$471	65.0%
OI Margin	16.4%	16.2%	N/A
Security Technologies
Revenue	$1,588	$1,575	88.5%	136.7%	105.1%	143.65%
OI	$325	$329	121.5%
Cash Flow	$313	$399	200%
OI Margin	20.5%	20.9%	N/A
To ensure that performance under the 2013 AIM was measured on a full year basis consistent with how 2013 performance goals were established, 2013 performance for AIM payout determinations was calculated based on full year 2013 financial results to reflect the organizational structure in place at the time that performance objectives were approved by the Committee in February 2013, prior to the Spin-off. Therefore, for purposes of measuring 2013 performance, full year financial results for the Enterprise include full year financial results of the Security Technologies Sector and the Residential Solutions Security businesses which were spun off. One-time expenses associated with the spin-off were excluded.
In addition, in determining the achievement of the 2013 AIM financial goals for the enterprise, the Compensation Committee (a) adjusted OI downward to reflect only the net after tax benefit excluding the non-controlling interest from the sale of the Fu Hsing facilities in China, (b) adjusted Revenue upward to reflect revenue not recognized for customer orders placed directly with the Taiwan Fu Hsing manufacturing entities following dissolution of the joint venture, (c) adjusted Revenue upward to offset the detrimental impact of a change in the accounting approach for jobs sold through independent offices, and (d) adjusted Revenue, OI and Cash Flow upward to offset the impact of flood damage to facilities in Shanghai, China. These adjustments were made to align 2013 AIM incentive awards and performance for the year taking into consideration the impact of certain events not contemplated when 2013 AIM performance objectives were established. Prior to the Compensation Committee making these adjustments, they were also reviewed with the Audit Committee.
In determining the individual factor for each NEO’s AIM award, the Committee considered pre-established individual performance objectives, including the following:

•
Mr. Lamach: Leadership of the successful Spin-off; operational excellence measured by a growth in operating margin, deployment of core systems and the improvement of functional excellence; implement a capital allocation strategy to effectively balance shareholder distributions with strategic growth; and, improve leadership effectiveness, succession bench strength and employee engagement.

•
Ms. Carter: Efficient transition in the Chief Financial Officer role; effective oversight of the 2014 financial planning process; leadership of the financial restructuring of the company; and development of relationships with analysts and investors.

•
Mr. Michel: Increase customer satisfaction ratings; grow the business; leadership of the successful spin-off of the residential security businesses including cost management of the conversion and retention of key talent; increase operating leverage, and improve employee engagement through a progressive, diverse and inclusive plan and by focusing on manager development and accountability.

•
Mr. Teirlinck: Deliver organic growth through the implementation of portfolio management and growth programs; develop and deploy a product management excellence program; implement technology improvements and support trading hubs, and improve employee engagement.

•
Mr. Zafari: Enhance global integrated supply chain footprint and processes to deliver sustainable cash flow and customer satisfaction improvements; deliver organic growth through implementation of portfolio/channel management; develop and deploy product management excellence program with greater emphasis on the innovation of both products and services; pursue acquisition and divestiture strategy to accelerate growth in focused areas; foster margin expansion in Latin America, and deliver greater capability and decision making by focusing on the customer and standard work, delivered at lower cost.

•
Mr. Shawley: Financial leadership in the successful Spin-off; execution of tax planning strategies and the share repurchase program; improve employee engagement and retain key leadership talent; and lead the function toward a progressive, diverse and inclusive culture.

•
Mr. Conover: Leadership of the successful spin-off of the security businesses including cost management of the conversion; flow improvements through a focus on innovation revenue and emerging markets; and continued progress on operational excellence path.

The Compensation Committee approved the following AIM awards for all NEOs based on achieving both the 2013 financial and individual objectives:

Name	AIM Target				AIM Payout Percent for 2013	AIM Award for 2013
M. W. Lamach	160%	of	$1,250,000		132.50%	$2,650,000	(1)
S. K. Carter			$175,000	(2)	124.60%	$218,050	(1)(2)
G. S. Michel	80%	of	$456,500		162.30%	$592,720	(3)
D. P. M. Teirlinck	90%	of	$609,247		156.03%	$855,547	(4)
R. Gs. Zafari	85%	of	$496,468		94.16%	$397,354	(5)
S. R. Shawley	100%	of	$636,000		114.02%	$725,151	(1)
J. Conover	80%	of	$485,000		113.55%	$440,578	(6)

(1)
Reflects an individual performance score of 106.34% for Mr. Lamach; 100% for Ms. Carter, and 100 % for Mr. Shawley. In addition, Mr. Shawley’s award was prorated to take into consideration his retirement date of November 30, 2013.

(2)
Ms. Carter’s 2013 target AIM was set at $175,000 to reflect her September 27, 2013 start date. In addition to this AIM award, Ms. Carter’s offer letter provides for March 2014 cash payments of $375,000 to offset forfeited 2013 annual incentive from her prior employer and $585,000 to offset the forfeited value of performance shares from her prior employer which were scheduled to be earned and delivered in 2014.

(3)
Mr. Michel’s financial score is 50% weighted on achievement of Residential Solutions metrics and 50% weighted on achievement of enterprise-wide metrics. Mr. Michel’s individual performance score was 100%.

(4)
Mr. Teirlinck’s financial score is 50% weighted on achievement of Climate Solutions metrics and 50% weighted on achievement of enterprise-wide metrics. Mr. Teirlinck’s individual performance score was 100%. Mr. Teirlinck’s target was prorated to reflect a base salary of $605,000 through November 30, 2013 and a base salary of $655,000 from December 1, 2013 through December 31, 2013.

(5)
Mr. Zafari’s financial score is 50% weighted on achievement of Industrial Technologies metrics and 50% weighted on achievement of enterprise-wide metrics. Mr. Zafari’s individual performance score was 100%. Mr. Zafari’s target was prorated to reflect a base salary of $491,500 through November 30, 2013 and a base salary of $550,000 from December 1, 2013 through December 31, 2013.

(6)
Mr. Conover’s financial score is 50% weighted on achievement of Security Technologies metrics and 50% weighted on achievement of enterprise-wide metrics. Mr. Conover’s individual performance score was 100%. In addition, Mr. Conover’s award was prorated to take into consideration his retirement date of November 5, 2013. This AIM amount was paid as part of Mr. Conover’s severance in accordance with the terms of the Major Restructuring Severance Plan.

In addition to AIM awards, special completion recognition bonuses were awarded in December 2013 to recognize certain individuals whose contributions were critical to the successful completion of the Spin-off. The Committee approved the payment of $250,000 to Mr. Lamach and $100,000 to Mr. Shawley based on its evaluation of their contributions with respect to the Spin-off.

Long-Term Incentive Program
Our long-term incentive program is comprised of PSUs, stock options and RSUs. It is designed to further align the executives’ interests with the interests of our shareholders. This approach enables us to develop and implement long-term strategies that we believe are in the best interest of shareholders.
Performance Share Program: Our PSP is an equity-based incentive compensation program that provides our NEOs with an opportunity to earn PSUs based on the Company’s performance relative to other companies in the S&P 500 Industrials Index. For PSUs granted prior to 2012, PSUs are earned based on our relative EPS growth (from continuing operations) as compared to the companies within the S&P 500 Industrials Index over a 3-year performance period. For PSUs granted in 2012 and later, PSUs are earned based equally on our relative EPS growth (from continuing operations) and TSR as compared to the companies within the S&P 500 Industrials Index over a 3-year performance period. The actual number of PSUs earned for grants made in 2013 (which can range from 0% to 200% of target) is based on the following thresholds:

Ingersoll Rand’s Performance Relative to the Companies within the S&P 500 Industrials Index	% of Target PSUs Earned*
< 25th Percentile	0%
25th Percentile	25%
50th Percentile	100%
≥ 75th Percentile	200%
* Results are interpolated between percentiles achieved.
The NEOs’ PSP target awards are set by assessing competitive market values for executives in our peer group with similar roles and responsibilities and are expressed as a dollar amount. The dollar target is converted to share equivalent PSUs based on the fair market value of the Company’s shares on the date that the award is granted. Our Compensation Committee retains the authority and discretion to make downward adjustments to the calculated PSP award payouts, either as a percentage or a dollar amount, or not to grant any award payout regardless of actual performance against pre-established goals. EPS is calculated in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”), subject to adjustments for extraordinary, unusual or infrequent items; the impact of any change in accounting principles; goodwill and other intangible asset impairments; and gains or charges associated with discontinued operations or with obtaining or losing control of a business. As a result, expense for outstanding PSP awards is recorded using fixed accounting.
Dividend equivalents are accrued on outstanding PSU awards at the same time and at the same rate as dividends are paid to shareholders, but are only paid on the number of PSUs actually earned and vested. Dividend equivalents are payable in cash at the time the associated PSUs are distributed unless the NEO elected to defer the PSUs into our executive deferred compensation plan, in which case the dividends are also deferred.
Stock Options/Restricted Stock Units: We grant our NEOs an equal mix of stock options and RSUs. Our Compensation Committee believes that this mix provides an effective balance between risk and retention for our NEOs and conserves share usage under our incentive stock plan. Stock options are considered “at risk” since there is no value unless the stock price appreciates during the term of the option period. RSUs, on the other hand, provide strong retentive value because they have value even if our stock price does not grow during the restricted period. Our Compensation Committee annually reviews our equity mix and grant policies to ensure they are aligned with our pay for performance philosophy, our executive compensation objectives and the interests of our shareholders.
Stock option and RSU targets are expressed in dollars. The dollar target is converted to a number of shares based on the fair market value of the Company’s shares on the date that the award is granted. In order to determine the target stock option and RSU awards for our NEOs, the Compensation Committee considers factors such as market competitiveness with our peer group, demonstrated potential to drive future business results and sustained individual performance.
Both stock options and RSUs generally vest ratably, one third per year, over a three year period following the grant. Dividend equivalents are accrued on outstanding RSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents on RSUs are only payable if the underlying RSU award vests. At the time of vesting, one ordinary share is issued for each RSU and any accrued dividend equivalents are paid in cash.
2013 Equity Awards
In 2013, the Compensation Committee approved the PSU, stock option and RSU awards below based on its evaluation of market competitiveness and each NEO’s demonstrated potential to drive future business results and sustained individual performance. The values in the table reflect equity-based award values approved by the Compensation Committee. These values differ from the corresponding values reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table due to different methodologies used in assigning the economic value of equity-based awards required for accounting and proxy statement reporting purposes. The Compensation Committee makes its determination based on values as of January 1 while the accounting and proxy statement values are determined as of the grant date. The difference is most significant for the PSU awards which are earned, in part, based on TSR relative to the S&P 500 Industrials Index over a three-year performance period. The accounting and proxy report values are greater because the Company’s stock price increased by a greater percentage relative to other companies in the S&P 500 Industrials Index for the period from January 1, 2013 through February 22, 2013, the grant date.

Name	Target 2013-15 PSU award ($)(a)	Stock Option Award ($)	RSU Award ($)
M. W. Lamach	4,375,000	2,187,500	2,187,500
S. K. Carter (a)	0	0	0
G. S. Michel	400,000	200,000	200,000
D. P. M. Teirlinck	725,000	362,500	362,500
R. Gs. Zafari	550,000	275,000	275,000
S. R. Shawley (b)	1,000,000	500,000	500,000
J. W. Conover IV (b)	400,000	200,000	200,000

(a)
Ms. Carter joined Ingersoll Rand on September 27, 2013 and did not receive an annual equity award. In conjunction with her offer, on October 1, 2013, she was granted equity awards to partially offset the value of forfeited equity awards from her prior employer. These replacement awards include stock options with a value of $65,000, RSUs with a value of $960,000 and prorated PSU grants with a grant date target value of $410,000 for the 2012-2014 performance period and a grant date target value of $725,000 for the 2013-2015 performance period.

(b)	With their retirements in 2013, both Messrs. Shawley and Conover will be eligible to receive a pro-rated portion of these awards based on time worked prior to their retirement date.
In addition to the above equity awards, Messrs. Michel, Teirlinck and Zafari were granted special RSU awards on December 6, 2013 in connection with the reorganization of the company or their respective promotions. The dollar values of the awards were $1,000,000 for Mr. Michel, $750,000 for Mr. Teirlinck and $750,000 for Mr. Zafari.
Equity Conversion for the Spin-off
In conjunction with the Spin-off, all outstanding equity awards were adjusted in the manner described in the narrative disclosure preceding the “Outstanding Equity Awards at December 31, 2013” to preserve the economic value of the awards immediately following the Spin-off
Performance Share Units Payout
As discussed above, PSUs for the 2011 - 2013 performance period were earned based on the Company’s EPS growth (from continuing operations) performance relative to all of the companies in the S&P 500 Industrials Index. The Company achieved an adjusted EPS from continuing operations of $3.63 in 2013 and achieved an adjusted EPS from continuing operations of $2.16 in 2010. This represents an EPS growth rate of 68.1%, which ranks at approximately the 75th percentile of the companies in the S&P 500 Industrials Index. As a result of this level of performance, the payout was 199% of target. For purposes of measuring EPS growth, 2013 EPS was measured based on the combined 2013 EPS of both Ingersoll Rand and Allegion to ensure a consistent basis for determining EPS growth. In addition, consistent with the terms of the award agreements, one-time costs associated with the Spin-off as well as debt restructuring costs incurred in consideration of the Spin-off were excluded from the 2013 EPS calculations in determining the PSU payout level for the 2011-2013 performance period.

2014 Compensation Decisions
The Compensation Committee annually reviews the total direct compensation for each NEO and, using its discretion based on its compensation philosophy and design principles, may revise such compensation. For 2014, the Compensation Committee has set the base salary and target AIM award for each active NEO as follows:

Name	Base Salary ($)(a)	Target AIM Award (%)
M. W. Lamach	$1,250,000	160%
S. K. Carter	$654,000	100%
G. S. Michel	$475,000	80%
D. P. M. Teirlinck	$655,000	90%
R. Gs. Zafari	$550,000	85%

(a)
Messrs. Shawley and Conover retired prior to 2014, therefore there are no salary adjustments shown for them. Messrs. Teirlinck and Zafari received a market adjustment as well as a merit increase in December 2013 to take into consideration their promotions to Executive Vice Presidents under the new reorganized structure.

The Compensation Committee established the following target PSU awards for the 2014 - 2016 performance period to each active NEO:

Name	Target 2014-16 PSU award ($)	Target 2014-16 PSU shares (#)
M. W. Lamach	4,625,000	77,309
S. K. Carter	950,000	15,880
G. S. Michel	400,000	6,687
D. P. M. Teirlinck	825,000	13,791
R. Gs. Zafari	600,000	10,030
Messrs. Shawley and Conover retired prior to 2014, and therefore did not receive a PSU award.
The Compensation Committee granted the following stock option and RSU awards in 2014 to each active NEO:

	Stock Option Awards		RSU Award
Name	Stock Option Value ($)	Shares Underlying Stock Option (#)	RSU Award Value ($)	RSU Shares (#)
M. W. Lamach	2,312,500	146,733	2,312,500	38,655
S. K. Carter	475,000	30,140	475,000	7,940
G. S. Michel	200,000	12,691	200,000	3,344
D. P. M. Teirlinck	412,500	26,174	412,500	6,896
R. Gs. Zafari	300,000	19,036	300,000	5,015
Messrs. Shawley and Conover retired prior to 2014 and therefore did not receive an option or RSU award.
The number of stock options was determined based on the Black-Scholes ratio on December 31, 2013 and the fair market value of our ordinary shares on the date of the grant. The number of RSUs was determined using the fair market value of our ordinary shares on the date of grant.
VI. Other Compensation and Tax Matters
Retirement Programs and Other Benefits
We maintain qualified and nonqualified defined benefit pension plans for our employees, including the NEOs, to provide for fixed benefits upon retirement based on the individual’s age and number of years of service. Refer to the Pension Benefits table for additional details on these programs.
We offer a qualified, defined contribution (401(k)) plan called the Ingersoll-Rand Company Employee Savings Plan (the “ESP”) to our salaried and hourly U.S. workforce, including the NEOs. The ESP is a plan that provides a dollar-for-dollar Company match on the first six percent of the employee’s eligible contributions to the ESP. The ESP has a number of investment options and is an important component of our retirement program.

We also have a nonqualified, defined contribution plan. The Ingersoll-Rand Company Supplemental Employee Savings Plan (the “Supplemental ESP”) is an unfunded plan that makes up matching contributions that cannot be made to the ESP due to Internal Revenue Service (“IRS”) or plan limitations. The Supplemental ESP is deemed to be invested in the funds selected by the NEOs, which are the same funds available in the ESP except for a self-directed brokerage account, which is not available in the Supplemental ESP.
In June 2012, our Board of Directors approved significant changes to our broad-based, qualified retirement programs with the intent to move from a combined defined benefit/defined contribution approach to a fully defined contribution plan approach over time. Employees active prior to July 1, 2012 were given a choice between continuing to participate in the defined benefit plan until December 31, 2022 or moving to an enhanced version of the ESP effective January 1, 2013. Employees hired on or after July 1, 2012 were automatically covered under the enhanced version of the ESP. Under the enhanced version of the ESP, employees will receive a basic employer contribution equal to two percent of eligible compensation in addition to the Company’s matching contribution while ceasing to accrue benefits under the defined benefit plan. Effective as of December 31, 2022, accruals in the defined benefit plan will cease for all employees. The Compensation Committee approved corresponding changes to the nonqualified defined benefit and contribution pension plans. Additional details on the changes can be found following the Pension Benefits table.
Our Ingersoll Rand Executive Deferred Compensation Plan (the “EDCP Plan I”) and the Ingersoll Rand Executive Deferred Compensation Plan II (the “EDCP Plan II” and, together with the EDCP Plan I, the “EDCP Plans”) allow eligible employees to defer receipt of a part of their annual salary, AIM award and/or PSP award in exchange for investments in ordinary shares or mutual fund investment equivalents. Refer to the Nonqualified Deferred Compensation table for additional details on the EDCP Plans.
In conjunction with the Spin-off, the Committee approved an adjustment to the number of notional Ingersoll Rand shares held by Ingersoll Rand participants in the Supplemental ESP and EDCP Plans, including the NEOs, based on the ratio of the closing price of Ingersoll Rand shares immediately before the Spin-off to the opening price of Ingersoll Rand shares immediately following the Spin-off.
We provide an enhanced, long-term disability plan to certain executives. The plan provides for a higher monthly maximum than the standard group plan and a more favorable definition of disability and has an underlying individual policy that is portable when the executive terminates.
In light of the American Jobs Creation Act of 2004 governing Section 409A of the Code, “mirror plans” for several of our nonqualified plans, including the Ingersoll-Rand Supplemental Pension Plan (“Supplemental Pension Plan I”) and the EDCP I, were created. The mirror plans are the Ingersoll-Rand Supplemental Pension Plan II (“Supplemental Pension Plan II” and, together with the Supplemental Pension Plan I, the “Supplemental Pension Plans”) and the EDCP II. The purpose of these mirror plans is not to provide additional benefits to participants, but merely to preserve the tax treatment of the plans that were in place prior to December 31, 2004. In the case of the Supplemental Plans, the mirror plan benefits are calculated by subtracting the original benefit value to avoid double-counting the benefit. For the EDCP Plans, balances accrued through December 31, 2004 are maintained separately from balances accrued after that date.
We provide our NEOs with other benefits that we believe are consistent with prevailing market practice and those of our peer companies. These other benefits and their incremental cost to the Company are reported in “All Other Compensation” shown in the Summary Compensation Table.
Severance Arrangements
In connection with external recruiting of certain officers, we generally enter into employment arrangements that provide for severance payments upon certain termination events, other than in the event of a change in control (which is covered by separate agreements with the officers). Mr. Lamach and Ms. Carter have such arrangements, which are described in the Post-Employment Benefits section of this proxy statement. We adopted a Severance Plan, amended outstanding award agreements and adopted new equity award agreements to provide certain employees, including our NEOs, with certain benefits in the event of a termination of employment without cause or for good reason between December 10, 2012 and the first anniversary of a Major Restructuring (as defined in the Post-Employment Section below). In addition, although we do not have a formal severance policy for our executives (other than in the event of a Major Restructuring), we do have guidelines that in most cases would provide for severance in the event of termination without cause. The benefits available in connection with a Major Restructuring and under these guidelines are also described in the Post-Employment Benefits section of the proxy statement.
Change-In-Control Provisions
We have entered into change-in-control agreements with our officers. Payments are subject to a double trigger, meaning that payments would only be received if an officer is terminated without cause or resigns for “good reason” within two years following a change in control. We provide change-in-control agreements to our officers to focus them on the best interests of shareholders and assure continuity of management in circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures. Our incentive stock plans provide for the accelerated vesting of outstanding stock awards in the event of a change in control of the Company. Refer to the Post-Employment Benefits section of this proxy statement for a more detailed description of the change-in-control provisions.

Tax and Accounting Considerations
Section 162(m) of the Code imposes a limit of $1,000,000 on the amount that we may deduct for federal income tax purposes in any one year for compensation paid to our CEO and any of our three other highest-paid NEOs, other than our CFO, who are employed as of the end of the year. However, to the extent compensation is “performance-based” within the meaning of Section 162(m), the Section’s limitations will not apply. We intend most of the variable compensation (i.e., AIM, PSP and stock options) paid to NEOs to qualify as performance-based within the meaning of Section 162(m) so as to be tax deductible by us, which benefits our shareholders. In order to qualify as performance based, the compensation must, among other things, be paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria. Our Compensation Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policies and in rewarding superior executive performance. Accordingly, although our Compensation Committee generally intends to avoid the loss of a tax deduction due to Section 162(m), it reserves the right, in appropriate circumstances, to pay amounts that are not deductible. In determining variable compensation programs, we consider other tax and accounting implications of particular forms of compensation, such as the implications of Section 409A of the Code governing deferred compensation arrangements and favorable accounting treatment afforded certain equity based plans that are settled in shares. However, the forms of variable compensation we utilize are determined primarily by their effectiveness in creating maximum alignment between our key strategic objectives and the interests of our shareholders.
Senior Executive Performance Plan (“SEPP”)
The SEPP is a shareholder approved plan that funds the annual cash incentive awards that may be granted to each of the NEOs under AIM. Under the SEPP, the maximum amount of cash incentive that can be paid to the CEO is 0.6% of Consolidated OI from Continuing Operations (as defined in the SEPP) and the maximum amount of cash incentive that can be paid to any other covered executive is 0.3% of Consolidated OI from Continuing Operations. Our Compensation Committee generally exercises its discretion to pay less than the maximum amount to the NEOs, after considering the factors described in the AIM Program.
Timing of Awards
Our regular annual equity grants are made by our Compensation Committee at a meeting held after the annual earnings release. The timing of this meeting allows management to review the prior year’s performance and assemble all of the necessary information for our Compensation Committee’s consideration. The date is never selected or changed to increase the value of equity awards for executives.
Claw-back /Recoupment Policy
To align further the interests of our employees and our shareholders, we have a claw-back /recoupment policy to ensure that any fraud or intentional misconduct leading to a restatement of our financial statements would be properly addressed. The policy provides that if it is found that an employee committed fraud or engaged in intentional misconduct that resulted, directly or indirectly, in a need to restate our financial statements, then our Compensation Committee has the discretion to direct the Company to recover all or a portion of any cash or equity incentive compensation paid or value realized, and/or to cancel any stock-based awards or AIM award granted to an employee on or after the effective date of the policy. Our Compensation Committee may also request that the Company seek to recover any gains realized on or after the effective date of the policy for equity or cash awards made prior to that date (including AIM, stock options, PSUs and RSUs). Application of the claw-back /recoupment policy is subject to a determination by our Compensation Committee that: (i) the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated; (ii) the cash incentive or equity award would have been less valuable than what was actually awarded or paid based on the application of the correct financial results; and (iii) the employee to whom the policy applied engaged in fraud or intentional misconduct. This policy will be revised if required under the Dodd-Frank Act once the regulations implementing the claw-back policy requirements of that law have been issued.
Share-Ownership Guidelines
We impose share ownership requirements on each of our officers. These share ownership requirements are designed to emphasize share ownership by our officers and to further align their interests with our shareholders. Each officer must achieve and maintain ownership of ordinary shares or ordinary share equivalents at or above a prescribed level. The requirements are as follows:

Position	Number of Active Participants as of the Record Date	Individual Ownership Requirement (Shares and Equivalents)
Chief Executive Officer	1	150,000
Executive Vice Presidents	2	75,000
Senior Vice Presidents	6	40,000
Corporate Vice Presidents	13	15,000

This equates to ownership of 7 times base salary for the Chief Executive Officer, in excess of 6 times base salary for the Executive Vice Presidents and in excess of 3.5 time base salary for the Senior Vice Presidents.
Our share-ownership program requires the accumulation of ordinary shares (or ordinary share equivalents) over a five-year period following the date the person becomes subject to share-ownership requirements at the rate of 20% of the required level each year. Executives who are promoted, and who have their ownership requirement increased, have three years to achieve the new level from the date of promotion. However, given the significant increase in the ownership requirement for an individual who is promoted to CEO, that individual has five years from the date of the promotion to achieve the new level. Ownership credit is given for actual ordinary shares owned, deferred compensation that is invested in ordinary shares within our EDCP Plans, ordinary share equivalents accumulated in our qualified and nonqualified employee savings plans as well as RSUs. Stock options, SARs and unvested PSUs do not count toward meeting the share-ownership target. If executives fall behind their scheduled accumulation level during their applicable accumulation period, or if they fail to maintain their required level of ownership after their applicable accumulation period, their right to exercise stock options will be limited to “buy and hold” transactions and any shares received upon the vesting of RSU and PSU awards must be held until the required ownership level is achieved. As of the Record Date, all of our executives subject to the share-ownership guidelines were in compliance with these requirements.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.
COMPENSATION COMMITTEE
Tony L. White (Chair)
John Bruton
Jared L. Cohon
Gary D. Forsee
Constance J. Horner

SUMMARY OF REALIZED COMPENSATION
The table below is a summary of the compensation actually realized by our CEO for 2013, 2012 and 2011. This information is intended as a supplement to and not as a substitute for the information shown on the Summary Compensation Table. The information required to be shown on the Summary Compensation Table includes elements of compensation that may or may not actually be realized by the NEOs at a future date. We believe this table enhances our shareholders’ understanding of our CEO’s compensation.

Year	Salary ($)	Performance-based Cash Compensation (1)($)	Equity Compensation (2)($)	Other Compensation (3)($)	Total Realized Compensation ($)
2013	$1,237,500	$1,821,270	$19,720,521	$149,659	$22,928,950
Chairman and Chief Executive Officer
2012	$1,175,000	$1,522,950	$171,246	$311,363	$3,180,559
Chairman and Chief Executive Officer
2011	$1,075,000	$1,552,350	$2,223,605	$310,833	$5,161,788
Chairman and Chief Executive Officer
(1) Represents the AIM award paid in the applicable year and earned in the immediately previous year and the special completion recognition bonus made in December 2013.
(2) Represents amount realized upon the exercise of stock options and the vesting of RSUs and PSUs, before payment of applicable withholding taxes and brokerage commissions, and includes the value of dividend equivalents paid on such awards. For 2013, this includes the following amounts:

	Value Realized	Total Shareholder Return (“TSR”) Over the Period Outstanding
Stock Options Exercise: February 17, 2004 Grant February 2, 2005 Grant February 12, 2009 Grant	$1,906,928 $2,381,500 $5,301,687 $9,590,114	TSR for 2004 – 2013 was 168% TSR for 2005 – 2013 was 121% TSR for 2009 – 2013 was 126%
Restricted Stock Units Vesting: February 24, 2012 Grant	$784,864	TSR for 2012 was 56%
Performance Stock Units Earned: 2010 – 2012 Performance Period	$9,345,543	TSR for 2010 – 2012 was 36%

(3) Represents the amounts imputed as income under applicable IRS rules and regulations.

EXECUTIVE COMPENSATION
The following table provides summary information concerning compensation paid by the Company or accrued on behalf of our NEOs for services rendered during the years ended December 31, 2013, 2012 and 2011.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non- Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)
M. W. Lamach	2013	1,237,500	250,000	7,176,489	2,265,976	2,650,000	917,847	490,026	14,987,838
Chairman, President and Chief Executive Officer	2012	1,175,000		6,288,586	1,697,045	1,571,270	4,920,650	483,868	16,136,419
	2011	1,075,000		2,750,022	3,077,905	1,522,950	3,867,063	517,947	12,810,887
S.K. Carter	2013	163,790	960,000	2,302,436	65,408	218,050	29,347	364,657	4,103,688
Senior Vice President and Chief Financial Officer

G. S. Michel	2013	453,125		1,656,333	204,868	592,720	94,442	76,132	3,077,620
Senior Vice President, Residential HVAC North America	2012	439,750		855,617	164,994	373,715	610,208	205,456	2,649,740

D. P. M. Teirlinck	2013	604,167		1,939,504	362,505	855,547	356,770	186,124	4,304,617
Executive Vice President, Climate segment	2012	580,000		1,179,131	318,197	225,695	750,764	117,538	3,171,325
	2011	561,250		900,028	307,795	547,705	513,189	120,299	2,950,266
R. Gs. Zafari	2013	492,250		1,652,530	284,102	397,354	392,678	88,626	3,307,540
Executive Vice President, Industrial segment	2012	470,000		873,473	235,706	319,679	844,683	91,083	2,834,624
	2011	451,250		600,066	205,206	460,100	606,315	159,602	2,482,539
S. R. Shawley	2013	578,500	100,000	1,640,605	525,618	725,151	–	93,363	3,663,237
Former Senior Vice President and Chief Financial Officer	2012	613,500		1,746,896	471,399	529,836	2,532,907	98,549	5,993,087
	2011	593,750		1,387,531	474,521	553,800	2,723,841	110,520	5,843,963
J. Conover, IV	2013	406,191		656,415	207,307	(h)	318,750	2,310,032	3,898,695
Former Senior Vice President and President, Security Technologies

______________

(a)	Pursuant to the EDCP Plans, a portion of a participant’s annual salary may be deferred into a number of investment options. In 2013 there were no salary deferrals by any NEO into the EDCP Plans.

(b)
Completion recognition bonuses were awarded in December, 2013 to certain individuals, including Messrs. Lamach and Shawley, whose contributions were critical to the successful completion of the Spin-off. Ms. Carter, as part of her employment offer, received a cash payment of $960,000 for the bonus and performance share plan payments forfeited at her prior employer. In the event Ms. Carter voluntarily leaves the company within two years of her hire date, she would have to repay this amount to the Company.

(c)
The amounts in this column reflect the aggregate grant date fair value of PSU awards and any RSU awards granted for the year under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 and do not reflect amounts paid to or realized by the NEOs. In determining the aggregate grant date fair value of the PSU awards, the awards are valued assuming target level performance achievement. If the maximum level performance achievement is assumed, the aggregate grant date fair value of the PSU awards would be as follows:

Name	Maximum Grant Date Value Of 2013-15 PSU Awards ($)	Maximum Grant Date Value Of Special PSU Awards ($)
M. W. Lamach	9,977,673
S. K. Carter	1,653,379	1,022,356
G. S. Michel	912,296
D. P. M. Teirlinck	1,653,529
R. Gs. Zafari	1,254,422
S. R. Shawley	2,280,680
J. Conover	912,296
For a discussion of the assumptions made in determining the ASC 718 values, see Note 12, “Share-Based Compensation,” to the Company’s consolidated financial statements contained in the 2013 Form 10-K. The ASC 718 grant date fair value of the PSU award is spread over the number of months of service required for the grant to become non-forfeitable, disregarding any adjustments for potential forfeitures.
Amounts in this column also include the incremental fair value of certain modifications made to outstanding stock awards in connection with the Spin-off.
Please see “2013 Grants of Plan-Based Awards” and “Outstanding Equity Awards at December 31, 2013” for additional detail.

(d)
The amounts in this column reflect the aggregate grant date fair value of stock option grants for financial reporting purposes for the year under ASC 718 and do not reflect amounts paid to or realized by the NEOs. For a discussion of the assumptions made in determining the ASC 718 values see Note 12, “Share-Based Compensation,” to the Company’s consolidated financial statements contained in its 2013 Form 10-K.

Amounts in this column also include the incremental fair value of certain modifications made to outstanding stock options in connection with the Spin-off.
Please see “2013 Grants of Plan-Based Awards” and “Outstanding Equity Awards at December 31, 2013” for additional detail.

(e)
This column reflects the amounts earned as annual awards under the AIM program. Unless deferred into the EDCP Plans, AIM program payments are made in cash. In 2013, there were no AIM deferrals by any NEO into the EDCP Plans. Amounts shown in this column are not reduced to reflect deferrals of AIM awards into the EDCP Plans.

(f)
Amounts reported in this column reflect the aggregate increase in the actuarial present value of the benefits under the qualified Ingersoll Rand Pension Plan Number One (the “Pension Plan”), Supplemental Pension Plans, Key Management Supplemental Pension Plan (the “KMP”) and EOSP, as applicable. The change in pension benefits value is attributable to the additional year of service and age, the annual AIM award and any annual salary increase. Amounts are higher for those NEOs who are older and closer to retirement than for those who are younger and further from retirement since the period over which the benefit is discounted to determine its present value is shorter and the impact of discounting is therefore reduced.

Mr. Shawley shows no increase in pension value since the benefits payable to him due to his retirement are slightly less than the values shown in the pension benefits table as of December 31, 2012. This is primarily driven by the calculation methodologies and by the rise in interest rates.
The change in pension value for Mr. Lamach for all three years shown was attributable to these factors but the change was more significant due to his promotion to CEO and his adjusted salary and bonus target. For all the NEOs, amounts in this column for 2011 and 2012 were also impacted by decreasing interest rates, which cause the value of the lump sum under the EOSP and the KMP to increase and in 2013 by rising interest rates which cause the value of the lump sum under the EOSP and the KMP to decrease. There was no above market interest earned by the NEOs during 2013.
(g)    The following table summarizes the components of this column for fiscal year 2013:

Name	Company Contributions ($)(1)	Company Cost for Life Insurance ($)	Company Cost for Long Term Disability ($)	Retiree Medical Plan ($)(2)	Tax Assistance ($)(3)	Other Benefits ($)(4)	Severance ($)(5)	Total ($)
M. W. Lamach	168,526	3,174	1,285	—	100,314	216,727	—	490,026
S. K. Carter	12,801	755	—	—	11,956	339,145	—	364,657
G. S. Michel	49,610	1,085	2,077	1,600	—	21,760	—	76,132
D. P. M. Teirlinck	49,792	2,761	2,528	—	89,148	41,895	—	186,124
R. Gs. Zafari	48,716	2,193	2,029	—	874	34,814	—	88,626
S. R. Shawley	66,500	4,124	1,937	2,600	—	18,202	—	93,363
J. Conover	44,084	1,987	2,668	1,396	—	73,319	2,186,578	2,310,032
_____________
(1)    Represents Company contributions under the Company’s ESP and Supplemental ESP plans.

(2)
For Messrs. Michel and Shawley, represents the estimated year-over-year increase in the value of the retiree medical plan, calculated based on the methods used for financial statement reporting purposes. For Mr. Conover, represents the value allocated by the company in 2013 to a retiree medical subsidy account available to certain former employees of Trane.

(3)
The amount for Mr. Lamach represents tax equalization payments related to Irish taxes owed on $270,000, which is the portion of his income that is allocated to his role as a director of the Company. Without these payments, Mr. Lamach would be subject to double taxation on this amount since he is already paying U.S. taxes on this income. The amount for (i) Ms. Carter represents payments made on her behalf for taxes related to relocation costs; (ii) Mr. Zafari represent payments of taxes on his behalf related to Company contributions made to the Belgium social scheme and (iii) Mr. Teirlinck represent payments of taxes on his behalf related to Company contributions made to the Belgium social scheme and an additional payment in the amount of $86,343 to compensate him for U.S. income tax and applicable gross-up relative to stock options exercised in 2013 for which Mr. Teirlinck had previously paid taxes in Belgium upon the grant of those stock options in 2008. Without this payment Mr. Teirlinck would be subject to double taxation.

(4)
Represents: (i) the incremental cost to the Company of personal use of the Company aircraft by the CEO. For security and safety reasons and to maximize his availability for Company business, the Board of Directors requires the CEO to travel on Company-provided aircraft for business and personal purposes, unless commercial travel is deemed a minimal security risk by the Company. The incremental cost to the Company of personal use of the Company aircraft is calculated based on the hourly average variable operating costs to the Company. Variable operating costs include fuel, maintenance, on-board catering and landing fees. The hourly average variable cost is multiplied by the amount of time flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, management fees and training, hangar and insurance expenses. We impose an annual limit of $150,000 on the CEO’s non-business use of Company-provided aircraft. For 2013, the amount for Mr. Lamach includes $150,000 for personal use of Company-provided aircraft; (ii) the following cost for relocation costs, including costs related to the sale of a prior residence, for Ms. Carter, $337,072; (iii) the following incremental cost of the Company-leased cars, calculated based on the lease, insurance, fuel and maintenance costs to the Company: Mr. Lamach, $9,915; Mr. Michel, $15,812; Mr. Teirlinck, $14,448; Mr. Zafari, $16,835; Mr. Shawley, $7,790; and Mr. Conover, $65,646 (includes the resale value of Mr. Conover’s company vehicle ($46,315) which was given to him upon his retirement); (iv) additional incremental costs associated with the use of the Company aircraft. Under the Company’s aircraft use policy, the Compensation Committee has determined that business use includes travel that is related to the Company’s business or benefits the Company, such as travel to meetings of other boards on which the CEO sits. For 2013, the amount for Mr. Lamach includes $48,180 for such business-related travel; (v) the following costs for financial counseling services, which may include tax preparation and estate planning services: Mr. Lamach, $7,032; Mr. Michel, $2,839; Mr. Teirlinck, $9,981; Mr. Zafari, $10,620; Mr. Shawley, $9,000; and Mr. Conover, $3,686; (vi) the following costs for medical services provided through an on-site physician under the Executive Health Program: Mr. Lamach, $1,600; Ms. Carter, $2,073; Mr. Michel, $3,109; Mr. Teirlinck, $1,813; Mr. Zafari, $3,446; Mr. Shawley, $1,412; and Mr. Conover, $3,987; (vii) the payments of $15,653 and $3,913 to permit Messrs. Teirlinck and Zafari to remain covered under the Belgium social scheme and have access to the country’s health plan should they return to Europe.

(5)	Represents payments made or accrued to Mr. Conover in connection with his leaving the Company. For further information, see “Post-Employment Benefits” below.

(h)	Mr. Conover received the equivalent of his pro-rated AIM award as part of his severance. For further information, see “Post-Employment Benefits” below.

2013 Grants of Plan-Based Awards
The following table shows all plan-based awards granted to the NEOs during fiscal 2013 and awards that were modified in connection with the Spin-off which resulted in incremental fair value as described in the footnotes to the table. This table is supplemental to the Summary Compensation Table and is intended to complement the disclosure of equity awards and grants made under non-equity incentive plans in the Summary Compensation Table. Share information for awards made prior to the Spin-off reflects the number of shares initially granted on a pre-spin basis. Share information for awards made after the Spin-off reflects the number of shares granted on a post spin basis. For additional information regarding outstanding awards and the impact of modifications made in connection with the Spin-off, please see the “Outstanding Equity Awards at December 31, 2013” table.

		Estimated Future Payouts Under Non-Equity Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
		($)(a)	($)(a)	($)(a)	(#)(b)	(#)(b)	(#)(b)	(#)(c)	(#)(c)	($/Sh)(d)	($)(e)(f)
M. W. Lamach
2013 Awards
AIM	2/22/2013	600,000	2,000,000	4,000,000
PSUs (2013-15)	2/22/2013				20,794	83,175	166,350				4,988,839
Options	2/22/2013								132,576	52.6000	2,187,504
RSUs	2/22/2013							41,588			2,187,551
Awards prior to 2013
PSUs (2011-13)	2/14/2011				29,049	58,097	116,194				31
PSUs (2012-14)	2/24/2012				22,114	88,453	176,906				18
Options	2/1/2006								52,740	39.4250	3,790
Options	2/7/2007								43,790	43.1250	5,921
Options	2/15/2008								48,510	39.0000	6,281
Options	6/6/2008								100,000	43.4550	7,444
Options	2/16/2010								250,000	31.5916	37,721
Options	2/14/2011								210,527	47.3350	11,186
Options	2/24/2012								124,053	40.7000	6,129
RSUs	2/24/2012							44,227			50

S. K. Carter
2013 Awards
AIM	9/28/2013	52,500	175,000	350,000
PSUs (2013-15)	10/1/2013				2,782	11,126	22,252				826,758
PSUs (2012-14)	10/1/2013				1,573	6,292	12,584				511,221
Options	10/1/2013								3,200	65.1650	65,408
RSUs	10/1/2013							14,800			964,457

G.S. Michel
2013 Awards
AIM	2/22/2013	109,560	365,200	730,400
PSUs (2013-15)	2/22/2013				1,902	7,605	15,210				456,175
Options	2/22/2013								12,122	52.6000	200,013
RSUs	2/22/2013							3,803			200,068
RSUs	12/6/2013							17,640			1,000,012
Awards prior to 2013
PSUs (2011-13)	2/14/2011				1,321	2,641	5,282				3
PSUs (2012-14)	2/24/2012				2,150	8,600	17,200				47
Options	2/7/2007								16,450	43.1250	1,111
Options	2/15/2008								20,264	39.0000	2,623
Options	2/14/2011								9,869	47.3350	525
Options	2/24/2012								12,061	40.7000	596
RSUs	2/14/2011							2,971			6
RSUs	2/24/2012							4,300			22

		Estimated Future Payouts Under Non-Equity Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
		($)(a)	($)(a)	($)(a)	(#)(b)	(#)(b)	(#)(b)	(#)(c)	(#)(c)	($/Sh)(d)	($)(e)(f)
D. P. M. Teirlinck
2013 Awards
AIM	2/22/2013	164,497	548,322	1,096,644
PSUs (2013-15)	2/22/2013				3,446	13,784	27,568				826,809
Options	2/22/2013								21,970	52.6000	362,505
RSUs	2/22/2013							6,892			362,534
RSUs	12/6/2013							13,230			750,009
Awards prior to 2013
PSUs (2011-13)	2/14/2011				6,338	12,676	25,352				16
PSUs (2012-14)	2/24/2012				4,147	16,585	33,170				86
RSUs	2/14/2011							6,338			45
RSUs	2/24/2012							8,293			5

R. Gs. Zafari
2013 Awards
AIM	2/22/2013	126,599	421,998	843,996
PSUs (2013-15)	2/22/2013				2,615	10,457	20,914				627,255
Options	2/22/2013								16,667	52.6000	275,006
RSUs	2/22/2013							5,229			275,082
RSUs	12/6/2013							13,230			750,009
Awards prior to 2013
PSUs (2011-13)	2/14/2011				4,226	8,451	16,902				25
PSUs (2012-14)	2/24/2012				3,072	12,286	24,572				91
SAR	2/1/2006								7,500	39.4250	539
Option	2/7/2007								13,910	43.1250	1,880
Option	2/15/2008								18,471	39.0000	2,392
Option	2/12/2009								19,730	16.8450	1,070
Option	2/16/2010								10,744	31.5916	1,621
Option	2/14/2011								14,036	47.3350	746
Option	2/24/2012								17,230	40.7000	850
RSUs	2/14/2011							4,226			25
RSUs	2/24/2012							6,143			43

S. R. Shawley
2013 Awards
AIM	2/22/2013	190,800	636,000	1,272,000
PSUs (2013-15)	2/22/2013				4,753	19,012	38,024				1,140,376
Options	2/22/2013								30,304	52.6000	500,016
RSUs	2/22/2013							9,506			500,028
Awards prior to 2013
PSUs (2011-13)	2/14/2011				9,771	19,542	39,084				10
PSUs (2012-14)	2/24/2012				6,143	24,571	49,142				97
Option	2/7/2007								43,790	43.1250	5,921
Option	2/15/2008								48,510	39.0000	6,281
Option	6/4/2008								100,000	43.4050	3,732
Option	2/16/2010								41,406	31.5916	6,248
Option	2/14/2011								32,457	47.3350	1,721
Option	2/24/2012								34,459	40.7000	1,699
RSUs	2/14/2011							9,771			49
RSUs	2/24/2012							12,286			45

		Estimated Future Payouts Under Non-Equity Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
		($)(a)	($)(a)	($)(a)	(#)(b)	(#)(b)	(#)(b)	(#)(c)	(#)(c)	($/Sh)(d)	($)(e)(f)
J. Conover
2013 Awards
AIM	2/22/2013	116,400	388,000	776,000
PSUs (2013-15)	2/22/2013				1,902	7,605	15,210				456.223
Options	2/22/2013								12,122	52.6000	200,013
RSUs	2/22/2013							3,803
Awards prior to 2013
PSUs (2011-13)	2/14/2011				4,226	8,451	16,902
PSUs (2012-14)	2/24/2012				16,902	16,902	19,658
Option	2/5/2007								13,440	34.2100	1,457
Option	6/6/2008								15,000	43.4550	1,117
Option	6/6/2008								100,000	43.4550	1,861
Option	2/16/2010								17,905	31.5916	2,099
Option	2/14/2011								14,036	47.3350	54
Option	2/24/2012								12,406	40.7000	706
RSUs	2/14/2011							4,226
RSUs	2/24/2012							4,423

___________________

(a)
The target award levels established for the AIM program are established annually in February and are expressed as a percentage of the NEO’s base salary. Refer to Compensation Discussion and Analysis under the heading “Annual Incentive Matrix Program” for a description of the Compensation Committee’s process for establishing AIM program target award levels. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the AIM program that were paid in March 2014, based on performance in 2013. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the target award levels were established in February 2013 for all NEOs other than Ms. Carter (Ms. Carter’s target award was established upon her hire in September 2013). The AIM program pays $0 for performance below threshold. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)
The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for PSU awards. The PSP pays $0 for performance below threshold. For a description of the Compensation Committee’s process for establishing PSP target award levels and the terms of PSU awards, please refer to Compensation Discussion and Analysis under the heading “Long-Term Incentive Program” and the “Post-Employment Benefits” section below. Awards made prior to 2013 are included to the extent that there was incremental value adjustments in 2013 as a result of the Spin-off as further discussed in footnote (f) below.

(c)
The amounts in these columns reflect the stock option and RSU awards. Awards in 2013 were granted in February 2013, except for awards to Ms. Carter which were made in October 2013, and RSU awards granted to Mr. Michel, Mr. Teirlinck and Mr. Zafari in December 2013. For a description of the Compensation Committee’s process for determining stock option and RSU awards and the terms of such awards, see Compensation Discussion and Analysis under the heading “Long-Term Incentive Program” and the “Post-Employment Benefits” section below. Awards made prior to 2013 are included to the extent that there was incremental value adjustments in 2013 as a result of the Spin-off as further discussed in footnote (f) below.

(d)
Stock options were granted under the Company’s Incentive Stock Plan of 2007 (the “2007 Plan”) or its Incentive Stock Plan of 2013 (the “2013 Plan”), which requires options to be granted at an exercise price equal to the fair market value of the Company’s ordinary shares on the date of grant. The fair market value is defined in the 2007 Plan and the 2013 Plan as the average of the high and low trading price of the Company’s ordinary shares listed on the NYSE on the grant date. The closing price on the NYSE of the Company’s ordinary shares was $52.61 on the February 2013 grant date. The closing price for Ms. Carter’s awards was $65.17 on the October 2013 grant date.

(e)
Amounts in this column include the grant date fair value of the equity awards, as well as the incremental fair value for awards that were modified during fiscal 2013 (see footnote (f)), calculated in accordance with ASC 718. The Company cautions that the actual amount ultimately realized by each NEO from the stock option awards will likely vary based on a number of factors, including stock price fluctuations, differences from the valuation assumptions used and timing of exercise or applicable vesting.

For a description of the assumptions made in valuing the equity awards see Note 12, “Share-Based Compensation” to the Company’s consolidated financial statements contained in its 2013 Form 10-K. For PSUs, the grant date fair value has been determined based on achievement of target level performance, which is the performance threshold the Company believes is the most likely to be achieved under the grants.

(f)
In connection with the Spin-off, certain adjustments were made to outstanding equity awards held by our employees, including the NEOs as described in the narrative disclosure preceding the “Outstanding Equity Awards at December 31, 2013” table. The adjustments were designed to preserve the intrinsic value of each form of equity award. Although these adjustments were intended to preserve the intrinsic value of each type of award, in some cases, they constituted a modification under ASC Topic 718, which requires a comparison of fair values immediately before and after the Spin-off. In certain instances, the fair value of the equity awards calculated in accordance with ASC 718 immediately after the Spin-off was higher. As a result, the adjustment resulted in incremental compensation costs for these awards which are reported in this column.

Outstanding Equity Awards at December 31, 2013
In connection the Spin-off, certain adjustments were made to outstanding equity awards held by our employees, including the NEOs, as described below:

•
Vested and exercisable stock options and SARs were adjusted such that the holder of such awards was also afforded the right to options in the number of shares of Allegion that he or she would have received had the ordinary shares of the Company subject to the vested and exercisable stock options and SARs been outstanding shares as of the record date for the spinoff. The aggregate exercise price of the stock options and SARs was allocated between the adjusted awards in shares of the Company and Allegion in order to preserve the intrinsic value of the awards immediately before and after the spinoff.

•
Unvested stock options were adjusted wholly into stock options in the ordinary shares of the Company such that the number of shares and the exercise price of the options were adjusted to preserve their intrinsic value based on the value of the shares immediately before and after the spinoff.

•
PSUs and RSUs were adjusted such that the number of ordinary shares of the Company subject to the PSU and RSU awards was adjusted based on the value of the shares immediately before and after the spinoff to preserve their intrinsic value. In addition, with respect to the PSU performance metrics, for purposes of calculating EPS growth, 2013 EPS was calculated as the combined 2013 full year reported EPS for the Company and Allegion; for purposes of calculating TSR in the outstanding award cycles, the stock price of Allegion immediately after the Spin-off, adjusted for the distribution ratio of 1 share of Allegion for every 3 shares of the Company, will be treated as a dividend.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date (c)	Number of Shares or Units of Stock that have Not Vested (#) (d)	Market Value of Shares or Units of Stock that have Not Vested ($) (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#) (f)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (e)
M. W. Lamach	2/1/2006		52,740		31.4502	1/31/2016
	2/7/2007		43,790		34.3933	2/6/2017
	2/15/2008		48,510		31.1121	2/14/2018
	6/6/2008		100,000		34.6558	6/5/2018
	2/16/2010		250,000		25.2192	2/15/2020
	2/14/2011		140,351		37.7420	2/13/2021
	2/14/2011			88,083	37.7116	2/13/2021			72,923	4,492,057
	2/24/2012		41,351		32.4643	2/23/2022
	2/24/2012			103,806	32.4256	2/23/2022	37,010	2,279,816	111,025	6,839,140
	2/22/2013			166,407	41.9062	2/21/2023	52,201	3,215,582	104,400	6,431,040

S. K. Carter	10/1/2013	(b)		4,016	51.9167	9/30/2023	18,577	1,144,343	7,898	486,517
	10/1/2013								13,966	860,306

G. S. Michel	2/15/2008		20,264		31.1121	2/14/2018
	2/14/2011		6,579		37.7420	2/13/2021
	2/14/2011			4,129	37.7116	2/13/2021	1,244	76,630	3,315	204,204
	2/24/2012		4,020		32.4643	2/23/2022
	2/24/2012			10,092	32.4256	2/23/2022	3,599	221,698	10,795	664,972
	2/22/2013			15,215	41.9062	2/21/2023	4,774	294,078	9,546	588,034
	12/6/2013						17,640	1,086,624

D. P. M. Teirlinck	2/14/2011			8,808	37.7116	2/13/2021	2,653	163,425	15,911	980,118
	2/24/2012			19,464	32.4256	2/23/2022	6,940	427,504	20,818	1,282,389
	2/22/2013			27,576	41.9062	2/21/2023	8,651	532,902	17,302	1,065,803
	12/6/2013						13,230	814,968

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date (c)	Number of Shares or Units of Stock that have Not Vested (#) (d)	Market Value of Shares or Units of Stock that have Not Vested ($) (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#) (f)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (e)
R. Gs. Zafari	2/1/2006		7,500		31.4502	1/31/2016
	2/7/2007		13,910		34.3933	2/6/2017
	2/15/2008		18,471		31.1121	2/14/2018
	2/12/2009		6,577		13.4893	2/11/2019
	2/16/2010		10,744		25.2192	2/15/2020
	2/14/2011		9,357		37.7420	2/13/2021
	2/14/2011		0	5,873	37.7116	2/13/2021	1,769	108,970	10,608	653,453
	2/24/2012		5,743		32.4643	2/23/2022
	2/24/2012		0	14,418	32.4256	2/23/2022	5,142	316,747	15,422	949,995
	2/22/2013		0	20,920	41.9062	2/21/2023	6,564	404,342	13,126	808,562
	12/6/2013						13,230	814,968

J. Conover	2/5/2007		13,440		27.3020	2/5/2017
	6/6/2008		15,000		34.6558	6/5/2018
	6/6/2008		25,000		34.6558	6/5/2018
	2/16/2010		17,905		25.2192	11/5/2018
	2/14/2011		14,036		37.7420	11/5/2018	1,769	108,970	10,057	619,511
	2/24/2012		12,406		32.4643	11/5/2018	3,702	228,043	7,588	467,421
	2/22/2013		12,122		41.9300	11/5/2018	4,774	294,078	2,687	165,519

S. R. Shawley	2/7/2007		43,790		34.3933	2/6/2017
	2/15/2008		48,510		31.1121	2/14/2018
	6/4/2008	(b)	50,000		34.6160	6/3/2018
	6/4/2008			62,759	34.5806	6/3/2018
	2/16/2010		41,406		25.2192	11/30/2018
	2/14/2011		21,638		37.7420	11/30/2018
	2/14/2011			13,579	37.7116	11/30/2018	4,089	251,882	23,836	1,468,298
	2/24/2012		11,486		32.4643	11/30/2018
	2/24/2012			28,835	32.4256	11/30/2018	10,282	633,371	19,699	1,213,458
	2/22/2013			38,037	41.9062	11/30/2018	11,932	735,011	7,280	448,448
___________________

(a)
These columns represent stock option and SARs awards. Except as noted in (b) below, these awards generally become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment or retirement.

(b)
Mr. Shawley’s grant dated June 4, 2008 vests and becomes exercisable 50% on each of the fourth and sixth anniversaries of February 15, 2008. Ms. Carter’s option grant dated October 1, 2013, vests and becomes exercisable on the 3rd anniversary of the grant date.

(c)
All of the options granted to the NEOs expire on the tenth anniversary (less one day) of the grant date other than the February 5, 2007 grant to Mr. Conover which expires on the tenth anniversary of the grant date.

(d)
This column represents unvested RSUs. Except as described in the following sentence, RSUs generally become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment or retirement. In the case of Ms. Carter’s grant dated October 1, 2013 and Messrs. Zafari and Teirlinck’s grants dated December 6, 2013, 100% of the grant vests on the third anniversary of the grant date.

(e)	The market value was computed based on $61.60, the closing market price of the Company’s ordinary shares on the NYSE at December 31, 2013.

(f)
This column represents unvested and unearned PSUs. PSUs vest upon the completion of a three-year performance period. The actual number of shares an NEO will receive, if any, is subject to achievement of the performance goals as certified by the Compensation Committee, and continued employment.

As described in connection with the “2013 Grants of Plan-Based Awards” table, equity awards held by certain employees as of December 1, 2013 were adjusted so that immediately after the Spin-off, the employees held equity awards of the Company and of Allegion. As a result, each of the NEOs holds stock options in shares of Allegion that are not included in the table above.

•	Mr. Lamach received 225,578 options to purchase Allegion common stock with exercise prices ranging from $19.4573 to $29.1189, all of which were vested as of December 1, 2013;

•	Mr. Shawley received 72,274 options to purchase Allegion common stock with exercise prices ranging from $19.4574 to $29.1177, all of which were vested as of December 1, 2013;

•	Mr. Conover received 36,634 options to purchase Allegion common stock with exercise prices ranging from $19.4560 to $32.3483, all of which were vested as of December 1, 2013;

•	Mr. Michel received 10,287 options to purchase Allegion common stock with exercise prices ranging from $24.0019 to $29.1191, all of which were vested as of December 1, 2013; and

•	Mr. Zafari received 24,099 options to purchase Allegion common stock with exercise prices ranging from $10.4023 to $29.1191, all of which were vested as of December 1, 2013.

2013 Option Exercises and Stock Vested
The following table provides information regarding the amounts received by each NEO upon exercise of stock options and SARS, the vesting of RSUs or the vesting of PSUs during the fiscal year ended December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
M. W. Lamach	316,125	9,590,114	187,968	9,887,117	(b)
S. K. Carter	–	–	–	–
G. S. Michel	54,180	1,146,181	21,426	1,224,060	(c)
D. P. M. Teirlinck	134,759	3,925,044	8,043	426,256	(d)(e)
R. Gs. Zafari	–	-	17,322	912,807	(d)
S. R. Shawley	144,890	4,276,751	12,232	648,326	(d)(e)
J. Conover	75,000	1,233,375	25,152	1,325,125	(d)(e)
___________________

(a)
This column reflects the aggregate dollar amount realized by the NEO upon the exercise of the stock options and SARs by determining the difference between (i) for stock options, the market price of the Company’s ordinary shares at exercise and the exercise price of the stock options or (ii) for SARs, the opening price of the Company’s ordinary shares on the date of exercise and the exercise price of the SARs.

(b)
Reflects the value of the RSUs that vested on February 24, 2013 and PSUs that vested on February 22, 2013, based on the average of the high and low stock price of the Company’s ordinary shares on the vesting date.

(c)
Reflects the value of the RSUs that vested on February 14, 2013, February 16, 2013, February 24, 2013 and August 5, 2013 and PSUs that vested on February 22, 2013 based on the average of the high and low stock price of the Company’s ordinary shares on the vesting date.

(d)
Reflects the value of the RSUs that vested on February 14, 2013, February 16, 2013 and February 24, 2013 and PSUs that vested on February 22, 2013 (other than with respect to shares that were deferred as described in footnote (e) below), based on the average of the high and low stock price of the Company’s ordinary shares on the vesting date.

(e)
Messrs. Teirlinck, Shawley and Conover elected to defer all or a portion of the shares acquired upon the vesting of their PSU awards on February 22, 2013 into the Company’s EDCP II. Mr. Teirlinck deferred 37,795 shares having a value of $1,988,017, Mr. Shawley deferred 58,268 shares having a value of $3,064,897, and Mr. Conover deferred 5,040 shares having a value of $265,104. Messrs. Teirlinck, Shawley and Conover’s cash dividends of $51,023, $78,662 and

$6,804, respectively, that had accrued on the PSU awards were also deferred under the EDCP II. Please see “2013
Nonqualified Deferred Compensation” for more information about the terms of the Company’s EDCP Plans.

2013 Pension Benefits

The NEOs participate in one or more of the following defined benefit plans, but not in all of the following defined benefit plans:
•    the Pension Plan;
•    the Trane Pension Plan;
•    the Supplemental Pension Plans; and
•    the EOSP or the KMP.
The Pension Plan is a funded, tax qualified, non-contributory (for all but a small subset of participants) defined benefit plan that covers the majority of the Company’s salaried U.S. employees who were hired or re-hired prior to June 30, 2012. The Pension Plan provides for normal retirement at age 65. The Pension Plan was amended in 2012, to be effective January 1, 2013, to provide that vesting occurs: (i) after five years of service, or (ii) while employed, the participant (a) attains age 65, (b) dies or (c) becomes disabled. The formula to determine the lump sum benefit under the Pension Plan is: 5% of final average pay (the five highest consecutive years out of the last ten years of eligible compensation) for each year of credited service. A choice for distribution between an annuity and a lump sum option is available. The Pension Plan was closed to new participants after June 30, 2012 and no further benefits will accrue to any Pension Plan participant for service performed after December 31, 2022. In addition, any employee who was a Pension Plan participant on June 30, 2012 was provided the option to waive participation in the Pension Plan effective January 1, 2013, and, in lieu of participation, receive a non-elective employer contribution equal to 2% of eligible compensation in the ESP.
The Supplemental Pension Plans are unfunded, nonqualified, non-contributory defined benefit restoration plans. Since the Code limits the annual compensation recognized when calculating benefits under the qualified Pension Plan, the Supplemental Plans restore what is lost in the Pension Plan due to these limits. The Supplemental Pension Plans cover all employees of the Company who participate in the Pension Plan and who are impacted by the Code compensation limits. A participant must meet the vesting requirements of the qualified Pension Plan to vest for benefits under the Supplemental Pension Plans. Benefits under the Supplemental Pension Plans are available only as a lump sum distribution after termination and paid in accordance with Section 409A of the Code. As a result of the 2012 changes to the Pension Plan, the Supplemental Pension Plans were closed to employees hired on or after June 30, 2012, and no further benefits will accrue to any Supplemental Plan participant for service performed after December 31, 2022.
The Trane Pension Plan (applicable only to Mr. Conover) is a tax-qualified defined benefit cash balance pension plan that was generally available to all non- collectively bargained and some collectively bargained Trane employees. Participants received a credit each pay period equal to 3 percent of eligible compensation. The plan was frozen as of December 31, 2009 for non-collectively bargained participants.
NEOs participate in either the EOSP or the KMP. The EOSP, which was closed to new participants effective April 2011, is an unfunded, nonqualified, non-contributory defined benefit plan, designed to replace a percentage of an officer’s final average pay based on his or her age and years of service at the time of retirement. Final average pay is defined as the sum of the officer’s current annual salary plus the average of his or her three highest AIM awards during the most recent six years. No other elements of compensation (other than salary and AIM awards) are included in final average pay. The EOSP provides a benefit pursuant to a formula in which 1.9% of an officer’s final average pay is multiplied by the officer’s years of service (up to a maximum of 35 years) and then reduced by the value of other retirement benefits the officer will receive that are provided by the Company under certain qualified and nonqualified retirement plans as well as Social Security. If additional years of service were granted to an officer as part of his or her employment agreement, those additional years of service are reflected in the Pension Benefits table below. Vesting occurs, while the officer is employed by the Company, at the earlier of the attainment of age 55 and the completion of 5 years of service or age 62. Unreduced benefits under the EOSP are available at age 62 and benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code. Each NEO, other than Mr. Michel and Ms. Carter, participates in the EOSP.
The KMP is an unfunded, nonqualified, non-contributory defined benefit plan available to certain key employees. The KMP is designed to replace a percentage of a key employee’s final average pay based on his or her age and years of service at the time of retirement. Final average pay is defined as the sum of the key employee’s current annual salary plus the average of the employee’s three highest AIM awards during the most recent six years. No other elements of compensation (other than salary and AIM awards) are included in final average pay. The KMP provides a benefit pursuant to a formula in which 1.7% of a key employee’s final average pay is multiplied by years of service (up to a maximum of 30 years) and then reduced by the value of other retirement benefits the key employee will receive that are provided by the Company under certain qualified and nonqualified retirement plans as well as Social Security. Vesting occurs at the earlier of the attainment of age 55 and the completion of 5 years of service or age 65. Benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code. Mr. Michel and Ms. Carter are the only NEOs who participate in the KMP.

The table below represents the estimated present value of defined benefits for the plans in which each NEO participates.

Name	Plan Name	Number of Years Credited Service (#) (a)		Present Value of Accumulated Benefit ($) (b)		Payments During Last Fiscal Year ($)(c)
M.W. Lamach	Pension Plan	9.917		78,371
	Supplemental Pension Plan II	9.917		603,756
	EOSP	27	(d)	14,340,039
S.K. Carter	KMP	.333		29,347
G.S. Michel	Pension Plan	28.58		236,598
	Supplemental Pension Plan I	19.58		8,718
	Supplemental Pension Plan II	28.58		289,776
	KMP	29		2,537,693
D.P.M. Teirlinck	Pension Plan	5.33	(e)	58,103
	Supplemental Pension Plan II	5.33	(e)	154,101
	EOSP	9	(f)	2,387,164
R. Gs. Zafari	Pension Plan	3.42	(e)	34,332
	Supplemental Pension Plan II	3.42	(e)	84,707
	EOSP	13.75	(f)	3,086,022
S. R. Shawley	Pension Plan	39.47		180,012		722,692
	Supplemental Pension Plan I	6	(g)	194,352	(i)
	Supplemental Pension Plan II	14.92	(g)	490,356	(i)
	EOSP	35	(h)	13,430,997	(i)(j)
J. Conover	Pension Plan	3.97	(e)			50,945
	Trane Pension Plan	n/a		48,401
	Supplemental Pension Plan II	3.97	(e)	84,155	(i)
	EOSP	5.50	(h)	1,273,475	(i)
____________

(a)
Under the EOSP or the KMP, for officers covered prior to May 19, 2009, a full year of service is credited for any year in which they work at least one day. In the Pension Plan, the Supplemental Pension Plans, the EOSP and the KMP for officers covered on or after May 19, 2009, the number of years of credited service is based on elapsed time (i.e. , credit is given for each month in which a participant works at least one day). Years of credited service is not used in the determination of the present value of benefits for the Trane Pension Plan. The Supplemental Pension Plan II was established as a mirror plan of the Supplemental Pension Plan, except for provisions required by Section 409A of the Code, effective January 1, 2005. The years of credited service used for calculating benefits under (i) the Supplemental Pension Plan I are the years of credited service through December 31, 2004, and (ii) the Pension Plan, EOSP, KMP and Supplemental Pension Plan II are the years of credited service through December 31, 2013. The benefits earned under the Supplemental Pension Plan I serve as offsets to the benefits earned under the Supplemental Pension Plan II.

(b)
The amounts in this column reflect the estimated present value of each NEO’s accumulated benefit under the plans indicated. The calculations reflect the value of the benefits assuming that each NEO was fully vested under each plan. The benefits were computed as of December 31, 2013, consistent with the assumptions described in Note10, “Pensions and Postretirement Benefits Other than Pensions,” to the consolidated financial statements in the 2013 Form 10-K.

A present value of benefits for the Supplemental Pension Plan I is reported for those NEOs who were vested in that plan at December 31, 2004, the date on which that plan was frozen. If an NEO was not vested in the Supplemental Pension Plan I at December 31, 2004, that NEO is not entitled to any benefit under that plan.

(c)
The amounts shown represent the actual distributions that were made to Messrs. Shawley and Conover in December 2013. For Mr. Shawley, there is also an annuity component of the Pension Plan and the amount he received in annuity payments during 2013 is also included in this value.

(d)
Mr. Lamach’s credited years of service exceed his actual years of service by 17 years pursuant to the provisions of his employment arrangement. The increase in present value of benefits due to those additional years of credited service is $9,599,502. Mr. Lamach’s benefit is reduced by the pension benefit he received from his former employer in July 2013, updated with interest.

(e)
Service in the Pension Plan and the Supplemental Pension Plan II for Messrs. Teirlinck and Zafari began in September 2008 and August 2010, respectively, when they transferred to the United States. Service in the Pension Plan and the Supplemental Pension Plan II for Mr. Conover began in January 2010, when former Trane employees became eligible to participate in these plans.

(f)
Benefits for Messrs. Teirlinck and Zafari under the EOSP use all their service with the Company, not just the service in the United States. The benefit will be reduced by any and all benefits accrued or accumulated while covered under any non-U.S. plan in respect to any period of service that is counted as a year of service in this plan. The value of these non-U.S. benefits is not readily accessible until retirement, and therefore the amount shown for EOSP reflects the value of this benefit prior to these reductions.

(g)    Mr. Shawley’s service in the Supplemental Plans began in January 1999 when he transferred from Thermo King.

(h)	Under the provisions of the EOSP, Mr. Shawley’s service is capped at 35 years. Mr. Conover’s service in the EOSP began in June 2008, the date of the Trane acquisition.

(i)
These amounts represent the actual distributions that will be made to Messrs. Shawley and Conover in June 2014, including the interest that will accrue on the benefits between their dates of retirement and their dates of payment.

(j)
On June 4, 2008, the Compensation Committee of the Board of Directors agreed that if Mr. Shawley remains with the Company until age 60, any reduction for early retirement will be waived. The increase in present value of benefits resulting from this provision is $907,649.

2013 Nonqualified Deferred Compensation
The Company’s EDCP Plans are unfunded, nonqualified plans that permit certain employees, including the NEOs, to defer receipt of up to 50% of their annual salary and up to 100% of their AIM awards, PSP awards and RSUs received upon commencement of employment. Elections to defer must be made prior to the beginning of the performance period. The Company has established a nonqualified grantor trust with a bank as the trustee to hold certain assets as a funding vehicle for the Company’s obligations under the EDCP Plans. These assets are considered general assets of the Company and are available to its creditors in the event of the Company’s insolvency. Amounts held in the trust are invested by the trustee using various investment vehicles.
Participants are offered certain investment options (approximately 60 mutual fund investments and ordinary share equivalents), and can choose how they wish to allocate their cash deferrals among those investment options. Participants are 100% vested in all amounts deferred, and bear the risk of any earnings and losses on such deferred amounts.
Generally, deferred amounts may be distributed following termination of employment or at the time of a scheduled in-service distribution date chosen by the participant. If a participant has completed five or more years of service at the time of termination, or is terminated due to long-term disability, death or retirement, the distribution is paid in accordance with the participant’s election. If a participant terminates without meeting these requirements, the account balance for all plan years will be paid in a lump sum in the year following the year of termination. A participant can elect to receive distributions at termination over a period of five, 10, or 15 annual installments, or in a single lump sum. A participant can elect to receive scheduled in-service distributions in future years that are at least two years after the end of the plan year for which they are deferring. In-service distributions can be received in two to five annual installments, or if no election is made, in a lump sum. For those participants who have investments in ordinary shares, the distribution of these assets will be in the form of ordinary shares, not cash.
The stock grant plan is a frozen long-term incentive plan pursuant to which participants received performance-based stock awards. Stock awards pursuant to this plan have not been awarded since fiscal year 2001. Participants had the option of deferring those awards until retirement. Mr. Shawley deferred receipt of substantially all his stock awards. Until the time of distribution, the stock awards accrue dividends equivalents in the form of notional ordinary shares. These dividend equivalents are also deferred and are paid out in ordinary shares following retirement. Please refer to Compensation Discussion and Analysis for a description of the Supplemental ESP.
The Trane Inc. Deferred Compensation Plan (the “Trane DCP”), which is only applicable to Mr. Conover, permitted certain Trane executives to defer receipt of all or part of their long-term and annual incentive awards, and portions of base salary into either an interest account or an account invested in notional shares of company stock, as elected by the participant at the time he or she made the election to defer the compensation. For those participants who have investments in shares of company stock, the distribution of these assets will be in the form of ordinary shares, not cash. The plan was frozen as of December 31, 2009.
The Trane Inc. Supplemental Savings Plan (the “Trane SSP”), which is only applicable to Mr. Conover, is a defined contribution excess plan designed to compensate participants for IRS limits on the amount of compensation eligible for employer contributions under the Trane tax qualified retirement plans. Employer contributions were made in the form of notional shares of company stock or cash and were limited to compensation between the IRS limits on eligible compensation and $250,000 ($235,000 prior to 2006). Payouts from the plan are made in cash. The plan was frozen as of December 31, 2009.

The following table provides information regarding contributions, distributions, earnings and balances for each NEO under our nonqualified deferred compensation plans. In 2013 Ms. Carter did not participate in any nonqualified deferred compensation plans and therefore she is not shown in the table below.

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($) (c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (d)
M. W. Lamach
EDCP II			1,388,283		3,575,635
Supplemental ESP		153,226	476,364		1,494,245
G. S. Michel
ECDP I			19,648		118,877
Supplemental ESP		34,310	91,316		296,105
D. P. M. Teirlinck
EDCP II	2,039,418		1,810,155		5,126,467
Supplemental ESP		34,492	97,270		373,906
R. Gs. Zafari
EDCP II			32,665		137,026
Supplemental ESP		33,416	50,947		181,154
S. R. Shawley
EDCP I			954,306		2,457,893
EDCP II	3,144,141		2,699,001		7,667,248
Supplemental ESP		51,200	332,342		1,026,334
Stock Grant Plan			546,237		1,376,874
J. Conover
EDCP II	271,958		132,943		487,758
Supplemental ESP		28,784	63,574		212,526
Trane DCP			97,863		991,265
Trane SSP			61,647		466,463
____________

(a)	The annual deferrals (salary, AIM & PSP) are all reflected in the Salary column, the Non-Equity Incentive Plan column and the Stock Awards column, respectively of the Summary Compensation Table.

(b)	All of the amounts reflected in this column are included in the All Other Compensation column of the Summary Compensation Table.

(c)
Amounts in this column include gains and losses on investments, as well as dividends on ordinary shares or ordinary share equivalents. None of the earnings or losses reported in this column are included in the Summary Compensation Table.

(d)
The following table reflects the amounts reported in this column previously reported as compensation to the NEOs in the Company’s Summary Compensation Table in proxy statements for prior years. Each of Messrs. Lamach, Michel, Teirlinck, Zafari and Shawley first became NEOs and therefore had their compensation reported in the Company’s proxy statements for fiscal years 2005 (Lamach), 2007 (Shawley), 2010 (Teirlinck) and 2013 (Michel), 2012 (Zafari). Mr. Conover and Ms. Carter first became NEOs in 2013 and therefore no previous compensation was reported in the Company’s prior proxy statements.

Name	EDCP Plans ($)	Supplemental ESP ($)
M. W. Lamach	1,529,086	617,807
G. S. Michel	__	21,831
D. P. M. Teirlinck	3,213,525	136,665
R. Gs. Zafari	__	39,644
S. R. Shawley	4,912,935	276,775

Post-Employment Benefits

The following discussion describes the compensation to which each active NEO would be entitled in the event of termination of such executive’s employment, including termination following a change in control.
Employment Arrangements and Severance.  All of the NEOs are entitled to certain benefits upon termination of their employment following a change in control. Mr. Lamach and Ms. Carter are entitled to severance in the event of their involuntary termination without cause pursuant to the terms of their employment agreements. Under the terms of his employment agreement, Mr. Lamach is eligible for 24 months of base annual salary plus a prorated AIM award earned for the year of termination as determined and paid at the conclusion of the full performance year in accordance with the terms of the plan. In addition, any unvested PSP awards from completed performance periods would vest and Mr. Lamach would also receive prorated PSP awards (not to exceed target) for the open performance periods at the end of the respective performance periods. These awards would be based on actual performance in accordance with the terms of the plan. Under the terms of her employment agreement, Ms. Carter is eligible for 12 months of base salary plus a prorated AIM award (not to exceed target) earned for the year of termination as determined and paid at the conclusion of the full performance year in accordance with the terms of the plan. In the event of a change in control or termination due to a Major Restructuring, severance for Mr. Lamach and Ms. Carter would be determined pursuant to the terms of the change-in-control agreements or the Major Restructuring Severance Plan described below in lieu of severance under the terms of the employment agreements. Although the Company does not have a formal severance policy for officers, NEOs who are terminated by the Company other than for cause will generally be entitled to received up to 12 months’ base salary as severance and, depending on the circumstances and timing of the termination, a pro-rated portion of their AIM award, not to exceed target. In addition, the Company’s equity award agreements provide that upon termination for:

•
retirement, RSUs and stock options continue to vest on the same basis as active employees and the stock options remain exercisable for a period of three years (or five years in the case of retirement for awards granted in 2007 and after) following termination;

•
group termination, RSUs and stock options immediately vest in the portion of the awards that would have vested within twelve months of termination and all vested stock options remain exercisable for a period of three years following termination;

•
death or disability, RSUs and stock options either vest or continue to vest on the same basis as active employees and the stock options remain exercisable for a period of three years following termination and PSUs vest pro-rata based on the time worked during the performance period and the achievement of performance goals from the beginning of the performance period through the end of the calendar quarter in which employment terminated; and

•
retirement, group termination or job elimination, PSUs vest pro-rata based on the time worked during the performance period and the achievement of performance goals through the end of the performance period.

Change in Control.  The Company has entered into a change-in-control agreement with each NEO. The change-in-control agreement provides for certain payments if the employment is terminated by the Company without “cause” (as defined in the change-in-control agreements) or by the NEO for “good reason” (as defined in the change-in-control agreements), in each case, within two years following a change in control of the Company. For officers who first became eligible for a change-in-control agreement on or after May 19, 2009, including Messrs. Michel and Zafari and Ms. Carter, the Company eliminated a severance payment based on outstanding PSP awards and eliminated a payment to cover the impact to the executive of certain incremental taxes incurred in connection with the payments made following a change in control.
Following a change in control, each NEO is entitled to continue receiving his or her current base salary and is entitled to an annual bonus in an amount not less than the highest annual bonus paid during the prior three years.
If an NEO’s employment is terminated “without cause” or by the NEO for “good reason” following a change in control, the NEO is entitled to the following:

•	any base salary and annual bonus for a completed fiscal year that had not been paid;

•	an amount equal to the NEO’s annual bonus for the last completed fiscal year pro-rated for the number of full months employed in the current fiscal year;

•	an amount equal to the NEO’s base salary pro-rated for any unused vacation days;

•	a lump sum severance payment from the Company equal to the three times (for the CEO) or two and one-half times (for other NEOs) the sum of:

•	the NEO’s annual salary in effect on the termination date, or, if higher, the annual salary in effect immediately prior to the reduction of the NEO’s annual salary after the change in control; and

•
the NEO’s target AIM award for the year of termination or, if higher, the average of the AIM award amounts beginning three years immediately preceding the change in control and ending on the termination date; and

•
for Messrs. Lamach and Teirlinck, a lump sum payment equal to three times for Mr. Lamach and two and one-half times for Mr. Teirlinck of: (a) the cash value of the target amount of the most recent PSU award; or (b) if higher, the average amounts of the last three PSU awards granted and paid to the NEO immediately preceding termination. This payment is in lieu of any rights the individual might have with respect to unvested PSU awards.

In addition to the foregoing, the NEOs would also be eligible to participate in the Company’s welfare employee benefit programs for the severance period (three years for the CEO and two and one-half years for the other NEOs). The Company would also provide each NEO up to $100,000 of outplacement services. For purposes of calculating the NEO’s nonqualified pension benefits, three years would be added to both age and service with the Company under the EOSP or KMP. In addition, the “final average pay” under the EOSP or KMP would be calculated as 33.33% of his severance benefit under his change-in-control agreement in the case of Mr. Lamach and 40% of the severance benefit under the applicable change-in-control agreement in the case of the other NEOs. For purposes of determining eligibility for applicable post-retirement welfare benefits, the NEO would be credited with any combination of additional years of service and age, not exceeding 10 years, to the extent necessary to qualify for such benefits.
Under the Company’s incentive plans, outstanding unvested stock options, SARs and RSUs immediately vest and become exercisable or payable, as applicable, following a change in control. PSUs will be deemed to have earned a pro-rata award based on the target award opportunity and total number of months worked in the applicable performance period.
A “change in control” is defined as the occurrence of any of the following events: (i) any person unrelated to the Company becomes the beneficial owner of 30% or more of the combined voting power of the Company’s voting stock; (ii) the directors serving at the time the change-in-control agreements were executed (or the directors subsequently elected by the shareholders of the Company whose election or nomination was duly approved by at least two-thirds of the then serving directors) fail to constitute a majority of the Board of Directors; (iii) the consummation of a merger or consolidation of the Company with any other corporation in which the Company’s voting securities outstanding immediately prior to such merger or consolidation represent 50% or less of the combined voting securities of the Company immediately after such merger or consolidation; (iv) any sale or transfer of all or substantially all of the Company’s assets, other than a sale or transfer with a corporation where the Company owns at least 80% of the combined voting power of such corporation or its parent after such transfer; or (v) any other event that the continuing directors determine to be a change in control; provided however, with respect to (i), (iii) and (iv) above, there shall be no change in control if shareholders of the Company own more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent immediately following such transaction in substantially the same proportion to each other as prior to such transaction.
Enhanced Retirement Benefits. An officer is vested in the EOSP or KMP upon the earlier of: (i) the attainment of age 55 and the completion of 5 years of service; (ii) attainment of age 62 for the EOSP and age 65 for the KMP; (iii) death; or (iv) change in control. A termination within two years following a change in control also triggers the payment of an enhanced benefit (as described above). Benefits under the EOSP or KMP are forfeited in the event of termination for cause. In order to be eligible for an EOSP or KMP benefit in the event of disability, a participant must remain disabled until age 65. An officer becomes vested in both the Pension Plan and the Supplemental Pension Plans upon the completion of 5 years of service. As of December 31, 2013, Mr. Lamach was not vested in the EOSP and Mr. Michel and Ms. Carter were not vested in the KMP.
Health Benefits. In the event of a change in control, health benefits are provided, which include the Company cost of both active health and welfare benefits for the severance period (three years for Mr. Lamach and two and one-half years for the other NEOs), as well as retiree medical, if applicable. Mr. Michel is the only active NEO eligible for retiree medical benefits due to his age and service as of January 1, 2003, when eligibility for the retiree medical benefit was frozen. Mr. Michel has not reached the retirement threshold but would receive retiree medical health benefits in the event of a change in control.
Major Restructuring. The Company has adopted a Severance Plan that provides a cash severance payment in the event a participant’s employment is terminated due to an involuntary loss of job without Cause (as defined in the Severance Plan) or a Good Reason (as defined in the Severance Plan) between December 10, 2012 and the first anniversary of the completion of a Major Restructuring (as defined below), unless the termination is substantially unrelated to or not a result of the Major Restructuring. The cash severance payment would be equal to two and one-half times (for the CEO) or two times (for other NEOs) (a) current base salary, and (b) current target AIM award. In addition, the participants would receive a pro-rated portion of their target AIM award, based on actual Company and individual performance during the fiscal year in which termination of employment occurred. Participants in the EOSP or KMP who are not vested in such plans would also receive a cash payment equal to the amount of the benefit to which they would have been entitled if they were vested. As of December 31, 2013, the value of cash severance for the active NEOs was: Mr. Lamach, $8,125,000; Ms. Carter, $2,540,000; Mr. Michel, $1,643,400; Mr. Teirlinck, $2,489,000; and Mr. Zafari, $2,035,000.
In addition the Company’s equity awards provide that employees who terminate employment due to an involuntary loss of job without Cause (as defined in the applicable award agreement) or for Good Reason (as defined in the applicable award agreement) between December 10, 2012 and the first anniversary of the completion of a Major Restructuring will, unless the termination is substantially unrelated to the Major Restructuring, (i) immediately vest in all unvested stock options and may exercise all vested stock options at any time within the following three-year period ( five years if retirement eligible) or the remaining term of the stock option, if shorter, (ii) immediately vest in all RSUs, except that retirement eligible participants with at least five years of service would continue their existing vesting schedule, (iii) receive a prorated payout of outstanding PSUs based on actual performance at the end of performance period , and (iv) have the right to exercise all vested SARs at any time within the following three-year period (five years if retirement eligible) or the remaining term of the SAR, if shorter. As of December 31, 2013, the value of unvested equity awards was: Mr. Lamach, $25,106,444; Ms. Carter, $1,795,043; Mr. Michel, $3,215,840; Mr. Teirlinck, $5,450,877; and Mr. Zafari, $4,174,649.
A “Major Restructuring” is defined as a reorganization, recapitalization, extraordinary stock dividend, merger, sale, spin-off or other similar transaction or series of transactions, which individually or in the aggregate, has the effect of resulting in the elimination of all, or the majority of, any one or more of the Company’s four business sectors (i.e. , Climate Solutions, Residential Solutions, Industrial Technologies and Security Technologies), so long as such transaction or transactions do not constitute a Change in Control (as defined in the applicable plan).

Post-Employment Benefits Table
The following table describes the compensation to which each of the active NEOs would be entitled in the event of termination of such executive’s employment on December 31, 2013, including termination following a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on December 31, 2013. The table does not include the pension benefits or nonqualified deferred compensation amounts that would be paid to an NEO, which are set forth in the Pension Benefits table and the Nonqualified Deferred Compensation table above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination.

Name	Retirement ($)	Involuntary without Cause ($)	Involuntary with Cause ($)	Change in Control ($)	Disability ($)	Death ($)
M. W. Lamach
Severance (a)	–	2,500,000	–	9,750,000	–	–
2013 Earned but Unpaid AIM Award(s) (b)	–	2,650,000	–	2,650,000	–	–
PSP Award Payout (c)	–	11,197,278	–	13,125,000	11,197,278	11,197,278
Value of Unvested Equity Awards (d)	–	–	–	14,847,356	13,905,223	13,905,223
Enhanced Retirement Benefits (e)	–	–	–	9,092,684	–	–
Outplacement (f)	–	13,400	–	100,000	–	–
Tax Assistance (g)	–	–	–	27,808,817	–	–
Health Benefits (h)	–	–	–	27,047	–	–
Total	–	16,360,678	–	77,400,904	25,102,501	25,102,501
S. K. Carter
Severance (a)	–	635,000	–	3,175,000	–	–
2013 Earned but Unpaid AIM Award(s) (b)	–	175,000	–	218,050	–	–
PSP Award Payout (c)	–	–	–	611,195	611,318	611,318
Value of Unvested Equity Awards (d)	–	–	–	1,183,231	1,183,231	1,183,231
Enhanced Retirement Benefits (e)	–	–	–	1,098,641	–	–
Outplacement (f)	–	13,400	–	100,000	–	–
Tax Assistance (g)	–	–	–	–	–	–
Health Benefits (h)	–	–	–	22,560	–	–
Total	–	823,400	–	6,408,677	1,794,549	1,794,549
G. S. Michel
Severance (a)	–	456,500	–	2,054,250	–	–
2013 Earned but Unpaid AIM Award(s) (b)	–	365,200	–	592,720	–	–
PSP Award Payout (c)	–	–	–	843,550	843,735	843,735
Value of Unvested Equity Awards (d)	–	–	–	2,371,736	2,371,736	2,371,736
Enhanced Retirement Benefits (e)	–	–	–	1,975,974	–	–
Outplacement (f)	–	13,400	–	100,000	–	–
Tax Assistance (g)	–	–	–	–	–	–
Health Benefits (h)	–	–	–	127,560	–	–
Total	–	835,100	–	8,065,790	3,215,471	3,215,471

Name	Retirement ($)	Involuntary without Cause ($)	Involuntary with Cause ($)	Change in Control ($)	Disability ($)	Death ($)
D. P. M. Teirlinck
Severance (a)	–	655,000	–	3,111,250	–	–
2013 Earned but Unpaid AIM Award(s) (b)	–	589,500	–	855,547	–	–
PSP Award Payout (c)	2,190,742	2,190,742	–	2,761,569	2,190,742	2,190,742
Value of Unvested Equity Awards (d)	3,260,134	3,260,134	–	3,260,134	3,260,134	3,260,134
Enhanced Retirement Benefits (e)	–	–	–	2,250,749	–	–
Outplacement (f)	–	13,400	–	100,000	–	–
Tax Assistance (g)	–	–	–	5,019,526	–	–
Health Benefits (h)	–	–	–	22,560	–	–
	5,450,876	6,708,776	–	17,381,335	5,450,876	5,450,876
R. Gs. Zafari
Severance (a)	–	550,000	–	2,745,000	–	–
2013 Earned but Unpaid AIM Award(s) (b)	–	397,354	–	397,354	–	–
PSP Award Payout (c)	1,556,694	1,556,694	–	1,556,386	1,556,694	1,556,694
Value of Unvested Equity Awards (d)	2,617,955	2,617,955	–	2,826,917	2,617,955	2,617,955
Enhanced Retirement Benefits (e)	–	–	–	2,076,786	–	–
Outplacement (f)	–	13,400	–	100,000	–	–
Tax Assistance (g)	–	–	–	–	–	–
Health Benefits (h)	–	–	–	22,560	–	–
Total	4,174,649	5,135,403	–	9,455,003	4,174,649	4,174,649
__________

(a)
For the “Involuntary without Cause” column, for those NEOs who do not have a formal separation agreement, the current severance guidelines permit payment of up to one year’s base salary. For the amounts shown under the “Change in Control” columns, refer to the description of how severance is calculated in the section above, entitled Post-Employment Benefits.

(b)
For the “Involuntary without Cause” column, these amounts represent the (i) AIM award earned by Mr. Lamach in 2013 and paid pursuant to the terms of his employment agreement and (ii) prorated AIM award (up to target) earned by Ms. Carter in 2013 and (iii) prorated AIM awards (up to target) that may be paid to the other NEOs depending on the circumstances and timing of the termination. For the amounts under “Change in Control,” these amounts represent the actual award earned for the 2013 performance period, which may be more or less than the target award.

(c)
For the “Involuntary without Cause” column, these amounts represent the cash value of the prorated PSU award payout to (i) Mr. Lamach pursuant to the terms of his employment agreement and (ii) Messrs. Teirlinck and Zafari because they were retirement eligible at December 31, 2013. For the “Change in Control” column for Messrs. Lamach and Teirlinck, these amounts represent the cash value of the PSU award payout, based on the appropriate multiple. For the “Change in Control” column for Messrs. Michel and Zafari and Ms. Carter, these values represent what would be provided under the terms of the 2007 Plan and 2013 Plan, which provide a pro-rated payment for all outstanding awards at target. For the “Retirement,” “Disability” and “Death” columns, amounts represent the cash value of the prorated portion of their PSUs that vest upon such events assuming performance at target. Amounts for each column are based on the closing stock price of the ordinary shares on December 31, 2013 ($61.60).

(d)
The amounts shown for “Retirement,” “Involuntary without Cause,” “Change in Control,” “Death” and “Disability” represent (i) the value of the unvested RSUs, which is calculated based on the number of unvested RSUs multiplied by the closing stock price of the ordinary shares on December 31, 2013 ($61.60), and (ii) the intrinsic value of the unvested stock options and SARs, which is calculated based on the difference between the closing stock price of the ordinary shares on December 31, 2013 ($61.60) and the relevant exercise price. However, only in the event of termination following a “Change in Control” or, beginning with the 2013 awards, termination due to death or disability is there accelerated vesting of unvested awards. In addition, in the event of a “Change in Control,” holders of outstanding stock options and SARs under the Stock Incentive Plan of 1998 may elect to receive a cash payment based on the difference between the highest fair market value of the shares during the 60 days prior to the event ($71.335) and the exercise price. For “Retirement,” “Disability” (before 2013 grant) and “Death” (before 2013 grant), the awards do not accelerate but continue to vest on the same basis as active employees. Because Messrs. Teirlinck and Zafari were retirement eligible, they would continue to vest in stock options and RSUs after termination of employment for any reason other than cause.

(e)
In the event of a change in control of the Company and a termination of the NEOs, the present value of the pension benefits under the EOSP, KMP and Supplemental Pension Plans would be paid out as lump sums. While there is no additional benefit to the NEOs as a result of either voluntary retirement/resignation and/or involuntary resignation without cause, there are differences (based on the methodology mandated by the SEC) between the numbers that are shown in the Pension Benefits Table and those that would actually be payable to the NEO under these termination scenarios.

(f)
For the “Involuntary without Cause” column, each NEO is eligible for outplacement services for a twelve month period, not to exceed $13,400. For the “Change in Control” column, the amount represents the maximum expenses the Company would reimburse the NEO for professional outplacement services.

(g)
Pursuant to the change-in-control agreements for Messrs. Lamach and Teirlinck, if any payment or distribution by the Company to these NEOs creates certain incremental taxes, they would be entitled to receive from the Company a payment in an amount sufficient to place them in the same after-tax financial position as if such taxes had not been imposed.

(h)
Represents the Company cost of health and welfare coverage. The cost for “Change in Control” represents continued active coverage for the severance period. For Mr. Michel, the value shown includes the cost for retiree coverage.

No values are shown in the table above for Mr. Shawley who retired prior to December 31, 2013 and whose retirement did not trigger any benefits other than those described in earlier sections of the proxy. With respect to Mr. Conover, the benefits he actually received or accrued (other than those already disclosed in the Pension Benefits table and the Nonqualified Compensation Table) upon his departure from the Company on November 5, 2013 under the Major Restructuring Severance Plan are as follows:

•	$2,186,578 representing the sum of two times his base salary plus his AIM target as well as the value of his prorated AIM award for the 2013 performance cycle;

•	$1,252,451 representing the cash value of his prorated PSU award payout because he was retirement eligible at the time of his termination date of November 5, 2013; and

•	$631,092 representing the value of the acceleration of his unvested stock options which became fully vested and exercisable at his termination date.

INFORMATION CONCERNING VOTING AND SOLICITATION

Why Did I Receive This Proxy Statement?
We sent you this Proxy Statement or a Notice of Internet Availability of Proxy Materials (”Notice”) because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting. This Proxy Statement summarizes the information you need to know to vote on an informed basis.
Why Are There Two Sets Of Financial Statements Covering The Same Fiscal Period?
U.S. securities laws require us to send you our 2013 Form 10-K, which includes our financial statements prepared in accordance with U.S. GAAP. These financial statements are included in the mailing of this Proxy Statement. Irish law also requires us to provide you with our Irish Statutory Accounts for our 2013 fiscal year, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts are available on the Company’s website at www.ingersollrand.com/irishstatutoryaccounts and will be laid before the Annual General Meeting.
How Do I Attend The Annual General Meeting?
All shareholders are invited to attend the Annual General Meeting. In order to be admitted, you must present a form of personal identification and evidence of share ownership.
If you are a shareholder of record, evidence of share ownership will be either (1) an admission ticket, which is attached to the proxy card and must be separated from the proxy card and kept for presentation at the meeting if you vote your proxy by mail, or (2) a Notice.
If you own your shares through a bank, broker or other holder of record (“street name holders”), evidence of share ownership will be either (1) your most recent bank or brokerage account statement, or (2) a Notice. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of the Company’s ordinary shares, to:
Secretary
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park
Swords, Co. Dublin
Ireland
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual General Meeting.
Who May Vote?
You are entitled to vote if you beneficially owned the Company’s ordinary shares at the close of business on April 8, 2014, the Record Date. At that time, there were [_______________] of the Company’s ordinary shares outstanding and entitled to vote. Each ordinary share that you own entitles you to one vote on all matters to be voted on a poll at the Annual General Meeting.
How Do I Vote?
Shareholders of record can cast their votes by proxy by:

•	using the Internet and voting at www.proxyvote.com;

•	calling 1-800-690-6903 and following the telephone prompts; or

•	completing, signing and returning a proxy card by mail. If you received a Notice and did not receive a proxy card, you may request one at sendmaterial@proxyvote.com.
The Notice is not a proxy card and it cannot be used to vote your shares.
Shareholders of record may also vote their shares directly by attending the Annual General Meeting and casting their vote in person or appointing a proxy (who does not have to be a shareholder) to attend the Annual General Meeting and casting votes on their behalf in accordance with their instructions.
Street name holders must vote their shares in the manner prescribed by their bank, brokerage firm or nominee. Street name holders who wish to vote in person at the Annual General Meeting must obtain a legal proxy from their bank, brokerage firm or nominee. Street name holders will need to bring the legal proxy with them to the Annual General Meeting and hand it in with a signed ballot that is available upon request at the meeting. Street name holders will not be able to vote their shares at the Annual General Meeting without a legal proxy and a signed ballot.
Even if you plan to attend the Annual General Meeting, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
In order to be timely processed, your vote must be received by 5:00 p.m. Eastern Time on June 4, 2014 (or, if you are a street name holder, such earlier time as your bank, brokerage firm or nominee may require).
How May Employees Vote Under Our Employee Plans?
If you participate in the ESP, the Ingersoll-Rand Company Employee Savings Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan, then you may be receiving these materials because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees of those plans how to vote your shares, or give those instructions by telephone or over the Internet. They will vote these shares in accordance with your instructions and the terms of the plan.
To allow plan administrators to properly process your vote, your voting instructions must be received by 11:59 p.m. on June 2, 2014. If you do not provide voting instructions for shares held for you in any of these plans, the plan trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.

May I Revoke My Proxy?
You may revoke your proxy at any time before it is voted at the Annual General Meeting in any of the following ways:

•	by notifying the Company’s Secretary in writing: c/o Ingersoll-Rand plc, 170/175 Lakeview Dr., Airside Business Park, Swords, Co. Dublin, Ireland;

•	by submitting another properly signed proxy card with a later date or another Internet or telephone proxy at a later date but prior to the close of voting described above; or

•	by voting in person at the Annual General Meeting.
Merely attending the Annual General Meeting does not revoke your proxy. To revoke a proxy, you must take one of the actions described above.
How Will My Proxy Get Voted?
If your proxy is properly submitted, your proxy holder (one of the individuals named on the proxy card) will vote your shares as you have directed. If you are a street name holder, the rules of the NYSE permit your bank, brokerage firm or nominee to vote your shares on Items 3, 4 and 6 (routine matter) if it does not receive instructions from you. However, your bank, brokerage firm or nominee may not vote your shares on Items 1, 2 and 5 (non-routine matters) if it does not receive instructions from you (“broker non-votes”). Broker non-votes will not be counted as votes for or against the non-routine matters, but rather will be regarded as votes withheld and will not be counted in the calculation of votes for or against the resolution.
If you are a shareholder of record and you do not specify on the proxy card you send to the Company (or when giving your proxy over the Internet or telephone) how you want to vote your shares, then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

What Constitutes A Quorum?
The presence (in person or by proxy) of shareholders entitled to exercise a majority of the voting power of the Company on the Record Date is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes are treated as “shares present” for the purposes of determining whether a quorum exists.

What Vote Is Required To Approve Each Proposal?
A majority of the votes cast at the Annual General Meeting is required to approve each of Items 1, 2, 3 and 4. A majority of the votes cast means that the number of votes cast “for” an Item must exceed the number of votes cast “against” that Item. Items 5 and 6 are considered special resolutions under Irish law and require 75% of the votes cast for approval.
Although abstentions and broker non-votes are counted as “shares present” at the Annual General Meeting for the purpose of determining whether a quorum exists, they are not counted as votes cast either “for” or “against” the resolution and, accordingly, will not affect the outcome of the vote.
Who Pays The Expenses Of This Proxy Statement?
We have hired Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $17,500 plus out-of-pocket expenses. Proxies will be solicited on behalf of our Board of Directors by mail, in person, by telephone and through the Internet. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.
How Will Voting On Any Other Matter Be Conducted?
Although we do not know of any matters to be presented or acted upon at the Annual General Meeting other than the items described in this Proxy Statement, if any other matter is proposed and properly presented at the Annual General Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth as of the Record Date, the beneficial ownership of our ordinary shares by (i) each director and director nominee of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

Name	Ordinary Shares(a)	Notional Shares(b)	Options Exercisable Within 60 Days (c)
A. C. Berzin
J. Bruton
J. L. Cohon
G. D. Forsee
E. E. Hagenlocker
C. J. Horner
T. E. Martin
N. Peltz (d)
J. P. Surma
R. J. Swift
T. L. White
M.W. Lamach
S.K. Carter
G. S. Michel
D. P. M. Teirlinck
R. Gs. Zafari
S. R. Shawley
J. Conover, IV
All directors and executive officers as a group (23 persons)(e)

____________

(a)
Represents (i) ordinary shares held directly; (ii) ordinary shares held indirectly through a trust; (iii) unvested shares, including any RSUs or PSUs, and ordinary shares and ordinary share equivalents notionally held under the Trane Deferred Compensation Plan (the “TDCP”) that vest or are distributable within 60 days of the Record Date; and (iv) ordinary shares held by the trustee under the ESP for the benefit of executive officers. Other than Mr. Peltz, no director or executive officer of the Company beneficially owns 1% or more of the Company’s ordinary shares. Mr. Peltz beneficially owns [____] % of the Company’s ordinary shares.

(b)
Represents ordinary shares and ordinary share equivalents notionally held under the Ingersoll Rand Directors Deferred Compensation Plan (the “DDCP I”) and the Ingersoll Rand Directors Deferred Compensation and Stock Award Plan II (the “DDCP II” and, together with the DDCP I, referred to as the “DDCP Plans”), the EDCP Plans, the TDCP and the Company’s stock grant plan that are not distributable within 60 days of the Record Date.

(c)
Represents ordinary shares as to which directors and executive officers had stock options or SARs exercisable within 60 days of the Record Date, under the Company’s Incentive Stock Plans. For Mr. Peltz, represents ordinary shares that may be acquired pursuant to put-call options.

(d)
Represents shares beneficially owned by both Trian, 280 Park Avenue, 41st Floor, New York, NY 10017, in its capacity as the management company for certain funds and investment vehicles managed by it and Nelson Peltz. Trian Fund Management GP, LLC (“Trian GP”), which is controlled by Nelson Peltz, Peter W. May and Edward P. Garden, is the general partner of Trian. All of the shares are held with shared dispositive power and voting power by Trian, Trian GP, Mr. Peltz, Mr. May and Mr. Garden.

(e)
The Company’s ordinary shares beneficially owned by all directors and executive officers as a group (including shares issuable under exercisable options) aggregated approximately [_____]% of the total outstanding ordinary shares. Ordinary shares and ordinary share equivalents notionally held under the DDCP Plans, the EDCP Plans and the TDCP and ordinary share equivalents resulting from dividends on deferred stock awards are not counted as outstanding shares in calculating these percentages because they are not beneficially owned; the directors and executive officers have no voting or investment power with respect to these shares or share equivalents.

The following table sets forth each shareholder which is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company based solely on the information filed by such shareholder on Schedule 13D or filed by such shareholder in 2014 for the year ended December 31, 2013 on Schedule 13G under the Securities Exchange Act of 1934:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(a)
BlackRock, Inc.40 East 52nd Street New York, New York 10022	17,992,873
Trian Fund Management, L.P. 280 Park Avenue, 41st Floor New York, New York 10017	17,224,823
____________

(a)
The ownership percentages set forth in this column are based on the Company’s outstanding ordinary shares on the Record Date and assumes that each of the beneficial owners continued to own the number of shares reflected in the table above on such date.

(b)
Information regarding BlackRock, Inc. and its stockholdings was obtained from a Schedule 13G filed with the SEC on February 11, 2014. The filing indicated that, as of December 31, 2013, BlackRock, Inc. had sole voting power as to 13,535,853 of such shares and sole dispositive power as to 17,959,791 of such shares.

(c)
Information regarding Trian and its stockholdings was obtained from the Schedule 13D (Amendment No. 4) filed with the SEC on November 18, 2013 and joint Form 4s filed by Nelson Peltz and Trian Fund Management, L.P. on November 20, 2013 and February 27, 2014. According to the Schedule 13D (Amendment No. 4), Trian Fund Management, L.P. shares voting and dispositive power over all or some of the shares with Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Strategic Investment Fund, L.P., Trian Partners Strategic Investment Fund-A, L.P., Trian Partners Strategic Co-Investment Fund-A, L.P., Trian Partners Master Fund (ERISA), L.P., Trian Fund Management GP, LLC, Trian SPV (SUB) VI, L.P., Trian SPV (SUB) VI-A, L.P., Trian IR Holdco Ltd., Nelson Peltz, Peter W. May and Edward P. Garden.

Equity Compensation Plan Information
The following table provides information as of December 31, 2013, with respect to the Company’s ordinary shares that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	12,142,640	$31.85	19,532,4240
Equity compensation plans not approved by security holders (2)	1,462,171	0	0
Total	13,604,811	$31.85	19,532,424
____________

(1)	Consists of the Incentive Stock Plan of 1998, the 2007 Plan, the 2013 Plan and the Trane 2002 Omnibus Incentive Plan.

(2)	Consists of EDCP Plans, DDCP Plans and the TDCP. Plan participants acquire Company shares under these plans as a result of the deferral of salary, AIM awards and PSUs.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company does not generally engage in transactions in which its executive officers, directors or nominees for directors, any of their immediate family members or any of its 5% shareholders have a material interest. Pursuant to the Company’s written related person transaction policy, any such transaction must be reported to management, which will prepare a summary of the transaction and refer it to the Corporate Governance and Nominating Committee for consideration and approval by the disinterested directors. The Corporate Governance and Nominating Committee reviews the material terms of the related person transaction, including the dollar values involved, the relationships and interests of the parties to the transaction and the impact, if any, to a director’s independence. The Corporate Governance and Nominating Committee only approves those transactions that are in the best interest of the Company. In addition, the Company’s Code of Conduct, which sets forth standards applicable to all employees, officers and directors of the Company, generally proscribes transactions that could result in a conflict of interest for the Company. Any waiver of the Code of Conduct for any executive officer or director requires the approval of the Company’s Board of Directors. Any such waiver will, to the extent required by law or the NYSE, be disclosed on the Company’s website at www.ingersollrand.com or on a current report on Form 8-K. No such waivers were requested or granted in 2013.
We have not made payments to directors other than the fees to which they are entitled as directors (described under the heading “Compensation of Directors”) and the reimbursement of expenses related to their services as directors. We have made no loans to any director or officer nor have we purchased any shares of the Company from any director or officer.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than ten percent of the Company’s ordinary shares, to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all Section 16(a) filing requirements were complied with for the year 2013.
SHAREHOLDER PROPOSALS AND NOMINATIONS
Any proposal by a shareholder intended to be presented at the 2015 Annual General Meeting of shareholders of the Company must be received by the Company at its registered office at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, Attn: Secretary, no later than December 26, 2014, for inclusion in the proxy materials relating to that meeting. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposals to be eligible for inclusion in our 2015 proxy statement.
The Company’s Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board of Directors in connection with annual general meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be accompanied by certain background and other information specified in the Articles of Association. In connection with the 2015 annual general meeting, written notice of a shareholder’s intention to make such nominations or bring business before the annual general meeting must be given to the Secretary of the Company not later than March 6, 2014. If the date of the 2015 annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of the 2014 annual general meeting, then the written notice must be provided to the Secretary of the Company not later than the seventh day after the date on which notice of such annual general meeting is given.
The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Secretary of the Company, at the address set forth above. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Company officers, employees and others. As stated in the Company’s Corporate Governance Guidelines, all candidates for Board membership are selected based upon their judgment, character, achievements and experience in matters affecting business and industry. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
In order for you to bring other business before a shareholder general meeting, timely notice must be received by the Secretary of the Company within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our Proxy Statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Secretary of the Company, or by email at irboard@irco.com.

HOUSEHOLDING
SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at its registered office at 170/175 Lakeview Drive, Airside Business Park, Swords, Co. Dublin, Ireland, Attention: Secretary or by accessing it on the Company’s website at www.ingersollrand.com .
Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.
Dated: April [ ], 2014

Appendix A

Directions to the Annual General Meeting

Directions from Dublin to Adare Manor Hotel & Golf Resort (3 Hours)

•	Take the N7 from Dublin to Nenagh (in Co. Tipperary).
•	From Nenagh, continue along the N7 until you reach Limerick City.
•	Once you reach Limerick City, look for the signs for the N21 (South Side of Limerick City), follow this road which runs through the village of Adare.
•	Adare Manor Hotel & Golf Resort is on the left-hand side as you approach the village.

Directions from Shannon Airport to Adare Manor Hotel & Golf Resort (25 mins)

•	Follow the N18 from Shannon Airport to Limerick City.
•	Continue through the Limerick Tunnel, this is a Toll road, there is a charge of €1.80 for all cars.
•	Leave the N18 at Junction 1 (signposted Cork)
•	Continue on the N21(signposted Tralee) to the Village of Adare.
•	Adare Manor Hotel & Golf Resort is on the left-hand side as you approach the village.

A-1

Ingersoll Rand

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern Time* on June 4, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received prior to the start of the Annual General Meeting of Shareholders for your vote to be counted*.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Eastern Time* on June 4, 2014. Have your proxy card in hand when you call and then follow the instructions.

*Voting cut-off is 11:59 p.m. Eastern Time on June 2, 2014 for participants in the Ingersoll-Rand Company Employee Saving Plan, the Ingersoll-Rand Company Employee Saving Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan to allow time for plan administrators to vote on your behalf.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54049-P36047-Z59866

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INGERSOLL-RAND PLC

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

		For	Against	Abstain
1a	Ann C. Berzin	O	O	O
1b	John Bruton	O	O	O
1c	Jared L. Cohon	O	O	O
1d	Gary D. Forsee	O	O	O
1e	Edward E. Hagenlocker	O	O	O
1f	Constance J. Horner	O	O	O
1g	Michael W. Lamach	O	O	O
1h	Theodore E. Martin	O	O	O
1i	John P. Surma	O	O	O
1j	Richard J. Swift	O	O	O
1k	Tony L. White	O	O	O
2.	Advisory approval of the compensation of the Company's named executive officers.	O	O	O
3.	Approval of the appointment of independent auditors of the Company and authorization of the Audit Committee of the Board of Directors to set the auditors' remuneration.	O	O	O
4.	Approval of the renewal of the Directors' existing authority to issue shares.	O	O	O
5.	Approval of the renewal of the Directors' existing authority to issue shares for cash without first offering shares to existing shareholders. *(Special Resolution)*	O	O	O
6.	Determination of the price range at which the Company can reissue shares that it holds as treasury shares. (Special Resolution)	O	O	O

For address changes and/or comments, please check this box and write them on the back where indicated. O

	Yes	No
Please indicate if you plan to attend this meeting.	O	O

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING, IN ADDITION TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION.

ADMISSION TICKET

INGERSOLL-RAND PLC
ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 5, 2014
2:30 P.M., local time
Adare Manor Hotel
Adare
County Limerick
Ireland

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST.

PLEASE SEE APPENDIX A OF THE PROXY STATEMENT FOR DIRECTIONS.

NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE ANNUAL GENERAL MEETING. YOUR COOPERATION IS APPRECIATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Notice and Proxy Statement, Annual Report and Irish Statutory Accounts are available at www.proxyvote.com.

M54050-P36047-Z59866

INGERSOLL-RAND PLC
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoint(s) MICHAEL W. LAMACH, SUSAN K. CARTER AND EVAN M. TURTZ, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all ordinary shares of Ingersoll-Rand plc (the "Company") which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at the Adare Manor Hotel, Adare, County Limerick, Ireland, on Thursday, June 5, 2014, at 2:30 p.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournments.

Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of the Company. If you wish to appoint a person other than the designated officers of the Company, please contact the Company Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be voted. A proxy is required to vote in accordance with any instructions given to him. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN THE MANNER RECOMMENDED BY THE COMPANY'S BOARD OF DIRECTORS ON ALL MATTERS AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.

This card also constitutes your voting instructions with respect to ordinary shares held in accounts under the Ingersoll-Rand Company Employee Saving Plan, the Ingersoll-Rand Company Employee Saving Plan for Bargained Employees, the Ingersoll-Rand Retirement Savings Plan for Participating Affiliates in Puerto Rico or the Trane 401(k) and Thrift Plan. If you do not vote, your proxy will be voted in accordance with the terms of the applicable plan.

Address Changes/Comments: ______________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side